   As filed with the Securities and Exchange Commission on February 25, 2000

                                                      Registration No.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 ------------
                         eMed Technologies Corporation
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                     7374                   04-3155965
     (State or Other      (Primary Standard Industrial    (I.R.S. Employer
       Jurisdiction       Classification Code Number)   Identification No.)
   of Incorporation or
      Organization)

            25 Hartwell Avenue, Lexington, MA 02421, (781) 862-0000
  (Address, including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 ------------
                      Caren Mason, Chief Executive Officer
            25 Hartwell Avenue, Lexington, MA 02421, (781) 862-0000
 (Name, Address, including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                 ------------
                                   Copies To:

                                Paul Model, esq.       David J. Goldschmidt,
  Joel F. Freedman, esq.       477 Madison Avenue               esq.
       Ropes & Gray         New York, New York 10022   Skadden, Arps, Slate,
 One International Place         (212) 751-8438          Meagher & Flom LLP
  Boston, Massachusetts                                  Four Times Square
        02110-2624

                                                      New York, New York 10036
      (617) 951-7000                                       (212) 735-3000


   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Title of Each Class of           Proposed Maximum            Amount of
 Securities to be Registered    Aggregate Offering Price(1)   Registration Fee
------------------------------------------------------------------------------
Common stock, par value $.01,
 per share....................          $46,000,000               $12,144

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                               ----------------
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed.        +
+Although we are permitted by US federal securities laws to offer these        +
+securities using this prospectus, we may not sell them or accept your offer + +to buy them until the documentation filed with the SEC relating to these + +securities has been declared effective by the SEC. This prospectus is not an + +offer to sell these securities or our solicitation of your offer to buy these + +securities in any jurisdiction where that would not be permitted or legal. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION--FEBRUARY 25, 2000

PROSPECTUS
    , 2000

                         eMed Technologies Corporation

                               Shares of Common Stock

--------------------------------------------------------------------------------

Market & Proposed Symbol:    The Offering:

 .   NASDAQ/EMDT              .  We are offering     shares.

                             .  The underwriters have an option to purchase up
                                to an additional     shares from us to cover
                                over-allotments.

                             . This is our initial public offering, and no public market currently exists for our shares.

    -----------------------------------------------

                                          Per Share Total
    -----------------------------------------------------
      Public offering price:                $       $
      Underwriting fees:
      Proceeds to eMed, before expenses:
    -----------------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on page 6.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette

              SG Cowen

                          Wit SoundView

                                           DLJdirect Inc.

                              Inside Front Cover
                              ------------------

[eMed Technologies Logo]                  eMed.net Web Services

[pictures of radiology group              [picture of Secure Desktop
website showing radiology report          portion of radiology group
to referring physician and                website]
associated medical images]

Clinical Imaging and Information          Physicians' Secure Desk

[picture of home page for an              Customized and Branded Web Site
individualized radiology group
website]

Practice Management and Promotion         Clinical Content

[pictures of individualized               [picture of radiology group
radiology group website showing           website showing patient preparation
physician biography and directions        guidelines and exam description]
for visiting patients]

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................    6
Use of Proceeds.....................   16
Dividend Policy.....................   16
Capitalization......................   17
Dilution............................   18
Selected Financial Data.............   19
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   20
Business............................   27

                                   Page
                                   ----
Management.......................   36
Principal Stockholders...........   44
Certain Transactions.............   49
Description of Capital Stock.....   50
Shares Eligible For Future Sale..   54
Underwriting.....................   57
Legal Matters....................   60
Experts..........................   60
Where You Can Find More
 Information.....................   60
Index to Financial Statements....  F-1

                               PROSPECTUS SUMMARY

   The following summary contains basic information about eMed and this offering. It may not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision. Except as otherwise noted, all information in this prospectus (1) assumes no exercise of the underwriters' over-allotment option and (2) assumes the conversion of all outstanding classes of preferred stock into common stock.

                                    Overview

Our Company

   We provide Internet-based business services to health care professionals and others who require access to medical image information. Our offerings, in a cost-effective manner, significantly improve how physicians, health care professionals, payors and others use and share medical images. We believe our recently introduced eMed.net web service is the first to integrate and deliver over the Internet medical images with other clinical information and practice tools. eMed.net Internet-enables radiology groups and imaging departments by providing individualized websites for image distribution, physician practice facilitation, education, commerce and marketing. Customers can obtain the benefits of our eMed.net web service without replacing their existing communications infrastructure, imaging devices or film printer networks. We also offer communications infrastructure components to capture, compress, transmit, route, display and store medical images, including x-rays, MRIs, CTs and ultrasounds. In addition, we intend to offer our web services technology to other vendors to enable them to distribute medical images through their Internet-based health care applications under the brand name "Images by eMed".

Our Market Opportunity

   Medical images and related information are utilized in forming patient diagnosis, care judgments, reimbursement decisions, consultations, research and education by a broad cross-section of health care professionals, payors and others. Based on historical data, we believe 350 million radiology studies, often consisting of multiple images, are conducted each year. Medical images are also used in a variety of other specialties, including dentistry. In addition to the 600,000 physicians and 140,000 dentists in the United States, there are payors and others who require access to medical images. Frequently, multiple parties at different locations simultaneously need to access the same medical images.

   The film and paper-based method for capturing, analyzing, distributing and storing medical images and associated medical reports is inherently inefficient. Traditional electronic solutions offered by others to address this inefficiency require significant initial capital outlays, are narrow in scope and are difficult to implement, resulting in limited adoption of these technologies.

   The Internet represents a significant advance in the technology available to health care professionals to decrease operating costs and improve the quality of the services they provide. We believe that physicians are increasingly using Internet-based medical applications.

   We believe these market dynamics, coupled with accelerated Internet use, will drive adoption of our Internet-based solutions.

eMed Solutions

   We have developed Internet-based offerings which we believe are cost-effective, easy to use and provide our customers with increased efficiencies and greater revenue opportunities. We offer all of our web services and communications infrastructure on a subscription and transaction fee basis which permits customers to obtain the benefits of our offerings without the more significant initial capital outlays associated with one-time, up front purchases. Our offerings include:

  . eMed.net, introduced in December 1999, allows for secure delivery of medical images and reports over the Internet on individualized websites, which are designed, produced and hosted by eMed.

  . Images by eMed is the brand name under which we intend to offer our technology to other vendors to enable them to distribute medical images through their Internet-based health care applications. For example, we have entered into a letter of intent with rdental.com to establish an exclusive relationship under which we will enable rdental.com to distribute dental images over the Internet for both referrals and claims.

  . FrameWave is our suite of communications infrastructure offerings that capture, compress, transmit, route, display and store medical images. These offerings are sold on either a one-time or a subscription fee basis.

Our Strategy

   Our objective is to become the leading provider of Internet-based medical image distribution and management services. Elements of our strategy to achieve this objective include:

  . Increasing market penetration of our eMed.net web service in radiology and other image-intensive health care applications

  . Pursuing strategic relationships with health care application service providers who lack Internet-based image distribution functionality

  . Expanding our web service offerings to include additional services, such as integrated transcription services, exam scheduling, secure email, literature search, and continuing medical education credit with group and personal links

  . Maintaining and expanding our technological expertise in web services and communications infrastructure

Corporate History and Information

   Prior to 1996, our business consisted primarily of providing network management services that permit health care professionals to access, transmit and review medical images at remote locations. We began selling FrameWave communications infrastructure in late 1996 and introduced eMed.net, the first of our web services, in December 1999.

   Our headquarters are located at 25 Hartwell Avenue, Lexington, MA 02421. Until August 1999, we were known as ACCESS Radiology Corporation. Our telephone number is (781) 862-0000 and our internet website address on the Worldwide Web is www.eMed.com. The contents of our website are not part of this prospectus.

   eMed Technologies Corporation has registered or applied to register the names eMed, Images by eMed, eMed.net, Secure Desktop and FrameWave as trademarks. All other brand names or trademarks appearing in this prospectus are the property of their respective owners.

                                  The Offering

Common Stock offered by eMed......       shares

Common Stock outstanding after the
 offering.........................       shares

Use of Proceeds...................  We estimate that the net proceeds from this offering, without exercise of the over-
                                    allotment option, will be approximately $
                                    million. We intend to use these net
                                    proceeds to repay approximately
                                    $3.0 million of indebtedness and for
                                    general corporate purposes, including,
                                    capital expenditures, the expansion of our
                                    sales, marketing and development efforts
                                    and possibly acquisitions and partnerships.

Risk Factors......................  See "Risk Factors" for a discussion of factors you should carefully consider
                                    before deciding to invest in shares of our
                                    common stock.

Proposed Nasdaq National Market
 symbol...........................  "EMDT"

   The number of shares of common stock outstanding after the offering is based on the number outstanding as of January 31, 2000, and excludes:

  . 2,206,961 shares of our common stock subject to options outstanding as of January 31, 2000 at a weighted average exercise price of $1.80 per share;

  . warrants to purchase 522,440 shares of common stock at exercise prices from $0.02 to $1.20 per share and warrants to purchase 409,091 shares of Series J preferred stock outstanding as of January 31, 2000 at an exercise price of $1.10 per share. Upon completion of this offering, the warrants to purchase Series J preferred stock will become warrants to purchase 170,449 shares of common stock.

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

   You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto included elsewhere in this prospectus.

                                           Year Ended December 31,
                                   --------------------------------------------
                                    1995     1996     1997     1998      1999
                                   -------  -------  -------  -------  --------
Statement of Operations Data:
Revenue..........................  $   466  $ 1,009  $ 8,027  $12,594  $ 23,571
Cost of revenue..................     (313)  (1,404)  (7,012)  (8,976)  (12,318)
                                   -------  -------  -------  -------  --------
Gross margin.....................      153     (395)   1,015    3,618    11,253
                                   -------  -------  -------  -------  --------
Operating expenses:
 Research and development........      239      610    1,300    2,362     3,364
 Sales and marketing.............      571    1,319    2,912    3,498     5,313
 General and administrative......    1,476    1,331    1,982    2,722     4,346
 Stock-based compensation........      --       --       --       --        635
                                   -------  -------  -------  -------  --------
  Total operating expenses.......    2,286    3,260    6,194    8,582    13,658
                                   -------  -------  -------  -------  --------
Loss from operations.............   (2,133)  (3,655)  (5,179)  (4,964)   (2,405)
Interest income (expense), net...     (119)     (70)    (204)    (106)     (112)
Other income (expense)...........      218      (21)    (242)     (43)      (44)
                                   -------  -------  -------  -------  --------
Net loss.........................  $(2,034) $(3,746) $(5,625) $(5,113) $ (2,561)
                                   =======  =======  =======  =======  ========
Basic and diluted net loss per
 share...........................  $ (5.08) $ (8.39) $(12.45) $(11.70) $  (5.12)
Shares used in computing basic
 and diluted net loss per share..      400      446      452      437       500
Unaudited pro forma basic and
 diluted net loss per share......                                      $  (0.31)
Shares used in computing
 unaudited proforma basic and
 diluted net loss per share......                                         8,356

                                                      As of December 31, 1999
                                                      --------------------------
                                                       Actual      As Adjusted
                                                      ----------- --------------
Balance Sheet Data:
Cash and cash equivalents............................ $     4,464   $
Working capital......................................       3,262
Total assets.........................................      13,277
Total long-term liabilities..........................          79
Total stockholders' equity...........................       4,424

   The as adjusted balance sheet data and pro forma per share data reflects the conversion of all preferred stock into common stock. The as adjusted balance
sheet data also reflects the sale by us of     shares of common stock at an
assumed public offering price of $   per share in the offering, after deducting
the underwriters' discount and our estimated offering expenses.

                                  RISK FACTORS

   Investing in our common stock will provide you with an equity ownership interest in eMed. As an eMed stockholder, you will be subject to risks inherent in our business. The value of your investment may increase or decline and could result in a loss to you. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

                          Risks Related to Our Company

Our future growth may suffer if we do not achieve broad acceptance of our web services by health care professionals and others.

   Our success, in part, depends upon our web services gaining acceptance by a large number of radiologists and other health care professionals. Achieving market acceptance for our Internet-based applications will require substantial marketing efforts and the expenditure of significant financial and other resources to create brand awareness and demand by physicians and health care organizations. The adoption of our web services requires radiologists and other health care professionals to accept a new way of conducting business and exchanging information. In addition, the rate at which physicians and health care organizations will adopt more advanced technologies is uncertain. Failure to achieve broad acceptance of our web services would have a material adverse effect on our operating results.

We may be unable to sell our Internet-based offerings if our target customers do not accept our subscription and transaction-based pricing model.

   Our new subscription and transaction-based pricing model for Internet-based offerings is untested and will require our target customers to make recurring subscription and transaction fee payments. Currently, customers typically buy medical information systems as a one-time capital investment with a yearly fee for maintenance and support. Our target customers may not accept our new pricing model. If we are unable to convince our existing base and new target customers to accept this new pricing model, sales of our new Internet-based offerings would suffer.

Our business may be difficult for you to evaluate because the Internet component of our business model is evolving and is unproven.

   We only began offering our eMed.net web services in December 1999. In extending our business into web services, we are significantly changing our business operations, sales and marketing strategies, pricing models and management focus. We are also facing new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets and the other risks described in this prospectus. You must consider our prospects in light of the uncertainties encountered by companies adopting a modified business strategy, particularly one that depends on the Internet.

We may not become profitable.

   Since our inception, we have incurred significant losses from operations and negative cash flow. In implementing our strategy, we will significantly increase our operating expenses as we aggressively market our products and services and develop new products and services. We are incurring these expenses under the assumption that the sales we obtain from increased marketing and developing efforts will permit us to earn revenue in excess of these additional expenses. If we are unsuccessful in generating revenues to offset these expenditures, we may continue to incur losses from operations and negative cash flow. We cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

We may be unable to manage growth effectively.

   The implementation of our business strategy could result in a period of rapid growth. This growth could place a strain on our managerial, operational and financial resources and on our information systems. Our future operating results will depend on the ability of our senior management to manage rapidly changing business conditions, and to implement and improve our technical, administrative, financial control and reporting systems. We may not succeed in these efforts. The failure to effectively manage and improve these systems could increase our costs and adversely affect our ability to sell and deliver our products and services.

We may be unable to hire, retain, motivate or train key personnel, upon whom the success of our business will depend.

   Our senior management team consists of only eight individuals. Loss of any senior management or other key personnel could have a disruptive effect on the implementation of our business strategy and the efficient running of our day-to-day operations. Also, as we continue to grow, we will need to hire additional personnel in all operational areas. In particular, we will need to hire additional sales people and technical staff. Competition for personnel throughout the health care, information technology and Internet industries is intense. We may be unable to retain our key employees or attract, assimilate, retain or train other needed qualified employees in the future.

Our market is highly competitive, and we may not be able to compete effectively because many of our competitors have greater resources and better recognition in the marketplace.

   We operate in a highly competitive environment and we may not be able to compete effectively. Many of our competitors are larger than we are, have been in business longer than we have, and have greater financial, technical, research and development, and sales and marketing resources than we do. Further, additional Internet-based products and services providers may enter into our market. Larger competitors may have the resources to offer competitive products or services at greatly discounted prices or at no charge, sometimes in connection with the sale of related or complementary products or systems. Customer decisions to purchase our products and services are often influenced by the perceived stability and market recognition of the vendor. We may be at a disadvantage because many of our competitors are better known and may be perceived as less risky than we are. For additional information, please see the section "Business -- Competition."

We may be unable to sell new products and services to our installed user base.

   We will seek to sell to our existing installed user base additional products and services that we currently offer, as well as products and services that we intend to develop. We expect that this effort will require intensive marketing and sales efforts. Customers that have invested substantial resources in other products or services may be reluctant to adopt new technologies that may replace or make redundant all or part of their existing systems.

If we fail to achieve early market acceptance, we may be unable to compete successfully.

   We believe that, to be successful, we must gain early market acceptance of our offerings before our competitors introduce alternative products and services with features similar to ours. Failure to achieve such early market accceptance may materially reduce our ability to compete successfully, if at all, with other market participants and may lead to reduced sales.

Any future strategic acquisitions and partnerships may result in disruptions to our business and/or the distraction of our management.

   Engaging in strategic acquisitions and relationships is a key part of our strategy. We cannot assure you that we will be able to identify suitable acquisition candidates, or if we do identify suitable candidates, that we will be able to make such acquisitions on commercially acceptable terms or at all. If we acquire another company, we will only receive the anticipated benefits if we successfully integrate the acquired business into our existing business in a timely and non-disruptive manner. We may have to devote a significant amount of time, management and financial resources to do so. Even with this investment of time, management and financial resources, an acquisition may not produce the revenue, earnings or business synergies that we anticipated. If we fail to integrate the acquired business effectively or if key employees of that business leave, the anticipated benefits of the acquisition would be jeopardized. The time, capital, management and other resources spent on an acquisition that failed to meet our expectations could cause our business and financial condition to be materially and adversely affected. In addition, from an accounting perspective, acquisitions can involve non-recurring charges and amortization of significant amounts of goodwill that could adversely affect our results of operations.

If our strategic relationship with AWARE is disrupted, our ability to use important technologies could be halted or delayed.

   We currently have arrangements in place with AWARE, Inc. for elements of our technology for compressing large data files and our web server technology. These technologies are an integral component of our offerings. Any disruption in our relationship with AWARE could limit our ability to use these technologies and could increase our costs or have a material adverse effect on our revenue. For more information about our relationship with AWARE, please see the section entitled "Business -- Technology."

Technological change may render our products and services obsolete.

   We expect that our market will continue to be characterized by rapidly changing technology, evolving industry standards, frequent new product announcements and enhancements and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards could render our products and services obsolete. Our success depends on our ability to adapt to rapidly changing technologies and to improve the performance, features and reliability of our products and services in response to changing customer and industry demands. Furthermore, we may experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of our products and services. Our new products and services, or enhancements to our existing products and services, may not adequately meet the requirements of our current and prospective customers or achieve any degree of significant market acceptance.

Concerns about integrating our products and services into their networks may cause customers to decide not to buy our products or services.

   We often must integrate our products and services with the networks that exist either at a customer site or among customer sites. We do not control these customer proprietary networks. Customers' uncertainty as to the compatability of our offerings with their existing networks may cause customers to decide not to buy our products or services.

If our computer systems upon which we depend to provide our services fail or overload, we could lose customers.

   The success of our network-based comprehensive customer service and web services depend on the uninterrupted, efficient operation of our computer network. The servers used in connection with our web services will be located at both customer sites and at our headquarters. The occurrence of fires, floods, earthquakes, power losses and similar events could cause damage or cause interruptions in these systems. Computer viruses, worms, electronic break-ins or similar disruptions could also adversely affect our network and, if highly publicized, could materially damage our reputation and efforts to build brand awareness. If our systems are affected by any of these occurrences, we may not be able to provide customer support on which our users depend, and as a result our business could be materially and adversely affected. Our insurance policies may not adequately cover any losses.

A variety of factors including our plans to expand our business may cause our quarterly and annual results to vary and our stock price to fluctuate.

   Our operating results may fluctuate significantly on a quarterly basis due to a variety of factors, including our plans to devote significant additional financial resources to expand sales of our new web services. Other factors which may cause our operating results to fluctuate include the size and timing of significant orders, the demand for and market acceptance of our products and services, and the length of our sales cycles. Our revenue is not predictable and is difficult to forecast because, among other things, the market for our products is rapidly evolving, sales cycles are long and vary substantially from customer to customer and we have initiated a new subscription and transaction-based pricing model for our offerings. The sales cycle is subject to a number of factors over which we have little or no control, including customers' budgetary constraints, the timing of budget cycles and concerns about the introduction of new products by us or our competitors. Potential downturns in general economic conditions may cause reductions in demand for our offerings. Our revenue and other financial and operating results may not meet the expectations of securities analysts and our stockholders. As a result of such fluctuation or failure to meet expectations, the price of our common stock could be materially adversely affected.

If we are unable to enter into and leverage strategic alliances, we may be unable to grow as planned.

   Part of our success will be dependent on our ability to enter into strategic relationships with other vendors of Internet-based health care applications. We may be unable to enter into, maintain or leverage these relationships. Also, these third parties may not fulfill their obligations to us and may fail to devote sufficient resources to successfully increase our revenue.

We may need additional capital in the future to support our growth and such additional financing may not be available to us.

   We expect that the net proceeds from this offering, combined with our current cash resources, will be sufficient to meet our funding requirements for at least the next 12 months. However, as we continue our efforts to grow our business in a rapidly changing and highly competitive market, we may need to raise additional financing to support expansion, develop new or enhanced products and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated business opportunities. We may need to raise additional funds by selling debt or equity securities, by entering into strategic relationships or through other arrangements. We may be unable to raise any additional amounts on reasonable terms when they are needed. Any additional equity financing may cause investors to experience dilution, and any additional debt financing may result in restrictions on our operations.

Any disruption of our relations with our suppliers could increase our costs and delay or halt our filling customer orders.

   We purchase a number of the proprietary software and hardware components of our offerings from limited sources. Any disruption of our relationships with any of our suppliers of these components could increase our costs and delay or halt our filling customer orders.

We have substantial product liability risk and our insurance coverage may not be adequate to cover any claims.

   Our business entails significant risks of product liability claims. Although no such claims have ever been asserted against us, we cannot assure you that our insurance coverage limits would be adequate to protect us against any product liability claims that may arise. We may require additional product liability insurance coverage as we commercialize new or improved products. This insurance is expensive and may not be available on acceptable terms, or at all. Uninsured product liability claims could have a material adverse effect on our business, results of operations and financial condition.

Our business may suffer if we are not able to successfully protect our intellectual property rights which are important elements of our products and services.

   We cannot assure you that the steps we have taken to protect our intellectual property rights will prevent misappropriation of our technology. These intellectual property rights, which we rely upon to develop and maintain our competitive position, are important elements of our products and services. We rely partly on unpatented trade secrets and know-how to protect our intellectual property. We cannot be sure that others will not independently develop or otherwise acquire comparable trade secrets or know-how or otherwise gain access to our proprietary technology or disclose such technology or that we can meaningfully protect our rights to such unpatented proprietary technology. Although we generally require our employees, contractors and consultants who may have access to our confidential information, and parties to collaboration agreements to execute confidentiality agreements to protect our unpatented trade secrets and other know-how, these agreements may be breached by the other party to the agreement or may otherwise be of limited effectiveness. Misappropriation of our intellectual property could have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, we may have to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of invalidity, and we may incur substantial costs as a result. For more information, please see the section "Business -- Intellectual Property."

If we are forced to defend against intellectual property infringement claims, we could incur significant expenses and our business could be adversely affected.

   Our products include our proprietary intellectual property and intellectual property rights licensed from others. We have in the past and may in the future become subject to claims alleging that we infringe the proprietary rights of others. In the United States, a significant number of software and business method patents have been issued over the past decade and the holders of these patents have been actively seeking out potential infringers. If any element of our products or services violates third party proprietary rights, we might not be able to obtain licenses on commercially reasonable terms to continue offering our products or services without substantial reengineering and any effort to undertake such reengineering might not be successful. In addition, any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Any judgment against us could require us to pay substantial damages and could also include an injunction or other court order that could prevent us from offering our products and services.

We may be liable for information retrieved from or transmitted over the Internet using our products and services.

   We may be sued for defamation, negligence, personal injury or other legal claims relating to information that is published or made available on our websites or the websites we host for our customers. These types of claims have been brought against providers of Internet-based services in the past. We could also be sued for the content that is accessible from our websites through links to other internet websites. We could incur significant costs in investigating and defending such claims, even if we ultimately are not found liable. Our insurance coverage limits may not be adequate to protect us against liability.

Our business is highly dependent on the proper and continual functioning of our computer systems and therefore may be adversely affected by Year 2000 problems.

   We rely on computer systems to manage our business and to service our customers. Further, all of our products include computer hardware and/or software components. A significant Year 2000 related disruption could cause our customers to be dissatisfied with our products and services or could impose an unmanageable burden on our technical support staff. Although the effects of any of these or other Year 2000 problems are not quantifiable at this time, any of these events could have a material adverse effect on our business and operating results.

                         Risks Related to Our Industry

Security concerns may keep physicians and health care organizations from allowing confidential patient information to be made available on the Internet.

   Internet security remains a critical concern to many consumers. Physicians and health care organizations may be reluctant to allow confidential medical images and other patient information to be made available to health care professionals through our web services. Any well-publicized compromise of security on the Internet, or involving any of our web services in particular, could deter people from using the Internet or from using our web services. Any reluctance for security reasons on the part of physicians or health care organizations to use the Internet or our web services could adversely affect our business.

Our inability to prevent security breaches could expose us to claims for damages.

   A security breach could occur if a third party were able to penetrate our network security and misappropriate our customers' patient and other proprietary information. If this happened, we could also be subject to liability and litigation. We may have to devote significant financial and other resources to protect against security breaches or to alleviate problems caused by breaches.

Uncertainty associated with the regulation of the health care industry may cause our target customers to curtail or delay purchases of our products.

   The health care industry is highly regulated and is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care organizations. Changes in current health care financing and reimbursement systems could result in delays or cancellations of orders. Federal and state legislatures have periodically considered programs to reform or amend the U.S. health care system at both the federal and state level. These programs may contain proposals to increase governmental involvement in health care, lower reimbursement rates or otherwise change the environment in which the health care industry participants operate.

Health care industry participants may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including investments in our products and services. Other legislation and regulations currently being considered at the federal level could also negatively affect our business. For example, the Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions and identifiers, prescribed security measures and other provisions within two years after the adoption of final regulations, which have not yet been adopted by the Department of Health and Human Services. We cannot predict what impact, if any, such proposals or health care reforms might have on us.

We may be unable to introduce new products or services if we fail to obtain regulatory clearances and approvals.

   Because most of our products and services are subject to regulation as Class II medical devices in the United States by the Food and Drug Administration and in other countries by corresponding regulatory authorities, our ability to market new products and improvements to existing products will depend upon when we receive pre-market clearance or approval from the Food and Drug Administration or any foreign counterparts. Failure to comply with applicable domestic or foreign regulatory requirements at any time during the production, marketing or distribution of products regulated by the Food and Drug Administration or its foreign counterparts could result in, among other things, warning letters, seizures of products, total or partial suspension of production, refusal of the Food and Drug Administration to grant clearances or approvals, withdrawal of existing clearances or approvals, or criminal prosecution. See "Business -- Government Regulation."

Government regulation of the Internet could limit our operations or increase our costs.

   Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming prevalent, but the legislative and regulatory treatment of the Internet remains largely unsettled. The U.S. Congress recently adopted Internet laws regarding copyrights, taxation and the protection of children. In addition, a number of other legislative and regulatory proposals under consideration by federal, state, local and foreign governments could lead to additional laws and regulations affecting the right to collect and use personally identifiable information, Internet-based content, user privacy, taxation, access charges and liability for third party activities, among other things. For example, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. These measures could decelerate the growth in use of the Internet and could reduce the demand for our offerings or increase our cost of doing business.

   State governments or foreign countries might attempt to regulate the content of our websites or levy sales or other taxes relating to our activities. Courts may seek to apply existing laws not explicitly relating to the Internet in ways that could impact the Internet, and it may take years to determine whether and how laws such as those governing intellectual property, privacy, libel and taxation will affect the Internet and the Internet-based offerings for the health care industry.

                         Risks Related to This Offering

We may allocate the proceeds of this offering in ways with which you may not agree.

   Our management will have significant flexibility in applying the net proceeds of this offering, including ways with which you may disagree. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Our stock price is likely to be highly volatile and could drop unexpectedly and investors may not be able to resell their shares at or above the offering price.

   Following this offering, the price at which our common stock will trade is likely to be highly volatile and may fluctuate substantially. We cannot predict the extent to which investors' interest in us will lead to the development of a trading market or how liquid the market might become. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market, but was negotiated between us and the underwriters. The price of the common stock that will prevail in the market after the offering may be higher or lower than the price you pay, depending on several factors, including our quarterly variations in results of operations, estimates of securities analysts, competitive developments and general economic conditions. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of health care and technology companies, particularly Internet companies. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects. Fluctuations in our common stock price may affect our visibility and credibility in our market and may affect our ability to secure additional financing on acceptable terms, if at all.

Shares eligible for public sale after this offering could adversely affect our stock price.

   The market price of our common stock could decline as a result of sales of shares by our existing stockholders after this offering, or the perception that such sales will occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem
appropriate. Approximately    % of our total outstanding shares of common stock
will be freely tradable, subject to Securities Act rules, 180 days after the date of this prospectus. You should refer to the information in the section entitled "Shares Eligible for Future Sale" for more information.

Our charter documents and Delaware law may inhibit a takeover that stockholders may consider favorable.

   The health care Internet services industry has recently experienced significant consolidation. There are provisions in our charter and by-laws that may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. You should refer to the information in the section entitled "Description of Capital Stock" for more information. If a change of control or change in management is delayed or prevented, the market price of our common stock could suffer.

A small group of existing stockholders, whose interests may differ from other stockholders, will be able to exert significant influence over us.

   After this offering, our officers and directors and parties related to them
will own approximately    % of the outstanding shares of our common stock.
Accordingly, they will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these stockholders may differ from the interests of the other stockholders.

Forward-looking statements are inherently uncertain.

   Certain statements about us and our industry under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions, the industry in which we operate and other statements in this prospectus that are not historical facts. When we use the words "estimate," "project," "believe," "anticipate," "intend," "plan," "expect" and similar expressions in this prospectus, we generally intend to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, actual results could differ materially from those expressed or implied by these forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect new information, future events or otherwise.

                                USE OF PROCEEDS

   We estimate that the net proceeds from our sale of the      shares of common
stock we are offering will be approximately $   million, assuming an initial
public offering price of $   per share and after deducting estimated
underwriting discounts and our estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds
would be approximately $   million.

   We intend to use approximately $3.0 million of the net proceeds of this offering to repay indebtedness outstanding under our credit facility. We have used borrowings incurred under this facility within the past 12 months to fund our working capital requirements as well as a portion of the purchase price for the medical imaging business of E-Systems Medical Electronics, a division of Raytheon, that we acquired in November 1998. As of December 31, 1999, the interest rate on this facility was 9.50%.

   We intend to use the remaining net proceeds from this offering for general corporate purposes, including capital expenditures, the expansion of our sales, marketing and development efforts, and for potential acquisitions. We are not currently participating in any active negotiations and have no commitments or agreements with respect to any acquisition. We have not determined the amount of net proceeds to be used for each of the specific purposes indicated. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering. Pending any use, we plan to invest the net proceeds of this offering in short-term, investment-grade interest-bearing securities.

                                DIVIDEND POLICY

   We have never declared or paid a cash dividend on our common stock and we do not intend to do so in the foreseeable future. We currently intend to retain earnings to finance future operations.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999 on an actual basis and as adjusted to reflect (1) the conversion of all of our outstanding classes of preferred stock into common stock, and (2) the sale of the shares of common stock offered by us at an assumed initial public offering
price of $    per share, after deducting the estimated underwriting discount and our estimated offering expenses. The following table assumes no exercise of the underwriters' over-allotment option. This table should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                       December 31, 1999
                                                     ----------------------------
                                                      Actual        As Adjusted
                                                     -------------  -------------
                                                     (dollars in thousands)
Long-term debt.....................................  $          79     $
                                                     -------------     ---------
Stockholders' equity:
Convertible preferred stock, $0.01 par value,
 15,000,000 shares authorized; 11,877,492
 shares issued and outstanding; no shares issued
 and outstanding as adjusted ......................            119
Common stock, $0.01 par value, 35,000,000 shares
 authorized; 561,042 shares issued and outstanding;
     shares issued and outstanding as adjusted.....              6
Additional paid-in capital.........................         29,757
Deferred compensation..............................         (3,037)
Treasury stock ....................................            (50)
Accumulated deficit................................        (22,371)
                                                     -------------     ---------
  Total stockholders' equity.......................          4,424
                                                     -------------     ---------
  Total capitalization.............................  $       4,503     $
                                                     =============     =========

   The share information in the table is based on our shares of common stock outstanding as of December 31, 1999. This table excludes:

  . 1,701,357 shares of our common stock subject to options outstanding as of December 31, 1999 at a weighted average exercise price of $1.52 per share; and

  . warrants to purchase 522,440 shares of common stock at exercise prices from $0.02 to $1.20 and warrants to purchase 409,091 shares of Series J preferred stock outstanding as of December 31, 1999 at an exercise price of $1.10 per share. Upon completion of this offering, the warrants to purchase Series J preferred stock will become warrants to purchase 170,449 shares of common stock.

                                    DILUTION

   Our pro forma net tangible book value as of December 31, 1999 was approximately $4.4 million or $0.52 per share of common stock. Our pro forma net tangible book value per share represents our total tangible assets less total liabilities divided by the pro forma total number of shares of common stock outstanding at such date, assuming the conversion of all outstanding classes of our preferred stock into an aggregate of 7,856,152 shares of common stock.

   After giving effect to the sale of the shares of common stock offered by us at an assumed initial public offering price of $ per share, after deducting the estimated underwriting discount and our estimated offering expenses, our pro forma net tangible book value as of December 31, 1999 would have been approximately $ million or $ per share. This amount represents an immediate increase in pro forma net tangible book value of $ per share to the existing stockholders and an immediate dilution in pro forma net tangible book value of $ per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to new investors will be greater or less. The following table illustrates the dilution in pro forma net tangible book value per share to new investors.

   Assumed initial public offering price per share....................      $
     Pro forma net tangible book value per share as of December 31,
      1999............................................................  $
     Increase in net tangible book value per share attributable to new investors.......................................................
                                                                        ---
   Pro forma net tangible book value per share after the offering.....
                                                                            ---
   Dilution per share to new investors................................      $
                                                                            ===

   The following table summarizes on a pro forma basis, as of December 31, 1999, the number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by existing stockholders and to be paid by new investors purchasing the shares of common stock in this offering at an assumed initial public offering price of $ per share, before deducting estimated underwriting discounts and our estimated offering expenses.

                            Shares Purchased  Total Consideration
                            ----------------- ------------------- Average Price
                             Number   Percent   Amount    Percent   Per Share
                            --------- ------- ----------- ------- -------------
   Existing stockholders... 8,417,194       % $25,787,000       %     $3.06
   New investors...........                 %                   %
                            ---------  -----  -----------  -----      -----
     Total.................            100.0% $            100.0%     $
                            =========  =====  ===========  =====      =====

   The above information assumes no exercise of (1) the underwriters' over-allotment option and (2) stock options or warrants after December 31, 1999. As of December 31, 1999, we had reserved 1,701,357 shares of our common stock for issuance upon exercise of outstanding options at a weighted average exercise price of $1.52 per share and 692,889 shares of common stock for issuance upon exercise of warrants to purchase 522,440 shares of common stock at exercise prices from $0.02 to $1.20 per share and warrants to purchase Series J preferred stock at an exercise price of $1.10 per share. Upon completion of this offering, the warrants to purchase Series J preferred stock will become warrants to purchase 170,449 shares of common stock. To the extent any of those options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   The selected financial data set forth below should be read in conjunction with our financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999, are derived from and are qualified by reference to the audited financial statements included elsewhere in this prospectus. The statement of operations data for the two years ended December 31, 1995 and 1996, and the balance sheet data as of December 31, 1995, 1996 and 1997, have been derived from audited financial statements of eMed that do not appear in this prospectus. The historical results are not necessarily indicative of the operating results to be expected in the future.

                                           Year Ended December 31,
                                   --------------------------------------------
                                    1995     1996     1997     1998      1999
                                   -------  -------  -------  -------  --------
                                    (in thousands, except per share data)
Statement of Operations Data
Revenue..........................  $   466  $ 1,009  $ 8,027  $12,594  $ 23,571
Cost of revenue..................     (313)  (1,404)  (7,012)  (8,976)  (12,318)
                                   -------  -------  -------  -------  --------
Gross margin.....................      153     (395)   1,015    3,618    11,253
                                   -------  -------  -------  -------  --------
Operating expenses:
 Research and development........      239      610    1,300    2,362     3,364
 Sales and marketing.............      571    1,319    2,912    3,498     5,313
 General and administrative......    1,476    1,331    1,982    2,722     4,346
 Stock-based compensation........      --       --       --       --        635
                                   -------  -------  -------  -------  --------
  Total operating expenses.......    2,286    3,260    6,194    8,582    13,658
                                   -------  -------  -------  -------  --------
Loss from operations.............   (2,133)  (3,655)  (5,179)  (4,964)   (2,405)
Interest income (expense), net...     (119)     (70)    (204)    (106)     (112)
Other income (expense)...........      218      (21)    (242)     (43)      (44)
                                   -------  -------  -------  -------  --------
Net loss.........................  $(2,034) $(3,746) $(5,625) $(5,113) $ (2,561)
                                   =======  =======  =======  =======  ========
Basic and diluted net loss per
 share...........................  $ (5.08) $ (8.39) $(12.45) $(11.70) $  (5.12)
Shares used in computing basic
 and diluted net loss per share..      400      446      452      437       500
Unaudited pro forma basic and
 diluted net loss per share......                                      $  (0.31)
Shares used in computing
 unaudited pro forma basic and
 diluted net loss per share......                                         8,356
                                              As of December 31,
                                   --------------------------------------------
                                    1995     1996     1997     1998      1999
                                   -------  -------  -------  -------  --------
                                                (in thousands)
Balance Sheet Data:
Cash and cash equivalents........  $    42  $ 2,201  $ 4,421  $ 2,259  $  4,464
Working capital (deficit)........     (124)   1,889    5,541   (1,248)    3,262
Total assets.....................    1,022    3,978    9,890   11,506    13,277
Total long-term liabilities......    1,278      177      963      342        79
Total stockholders' equity
 (deficit).......................     (810)   2,549    5,503      388     4,424

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   The following discussion should be read in conjunction with our financial statements and notes thereto. The following discussion contains forward-looking statements. Our actual results could differ materially from those discussed in forward-looking statements. See "Risk Factors."

Overview

   Prior to 1996, our business consisted primarily of providing network management services that permit health care professionals to access, transmit and review medical images at remote locations. We began selling FrameWave communications infrastructure in late 1996 and introduced eMed.net, the first of our web services, in December 1999.

   Communications infrastructure sales currently constitute a substantial portion of our revenue. We generally recognize revenue from these sales upon shipment to the customer. Revenue from web services have not been material to date. We also derive revenue from installation and one time services. Our standard installation fee is based on a percentage of sales price. We provide a one year warranty on all communications infrastructure offerings. We generate recurring revenue from contracts to provide network-based comprehensive support and post-warranty maintenance to customers. We recognize revenue from these contracts ratably over their lives. Recurring fees constituted approximately 7% and 10% of revenue for the year ended December 31, 1998 and 1999, respectively. As our customer base grows, we expect recurring fees from service contracts to increase more quickly than our product sales.

   Most of our communications infrastructure components are currently sold under written contracts with our customers. These contracts generally provide for payment of a portion of the purchase price upon signing, an additional installment upon shipment, and a final payment, generally 10% of the purchase price, upon acceptance. Sales to independent sales and service organizations require payment in full upon delivery. We also intend to offer our communications infrastructure components on a subscription fee basis.

   Costs of communications infrastructure product revenue consist primarily of costs of purchased material and license fees. Costs of service revenue consist primarily of employee-related costs and the cost of outsourcing services. Historically, our operating expenses have consisted principally of employee-related costs associated with the sales, marketing, and research and development of our FrameWave products. As we implement our web services strategy, we expect our operating expenses to increase significantly.

   Our first web service, eMed.net, was commercially introduced in December 1999 and is offered on a subscription and transaction fee basis. We expect our historical revenue sources will continue to be significant contributors to our overall revenue. Customers using our web services will continue to need products like our communications infrastructure offerings. However, we expect that revenue from our web services will constitute an increasingly greater portion of our total revenues. Therefore, our past results may not be indicative of our future performance and may not be comparable to our future results.

   We also expect to generate revenue by offering our technology, under the brand name Images by eMed, to other vendors to enable them to distribute medical images through their Internet-based health care applications. We will make this technology available on a subscription and transaction fee basis. We also expect to generate revenue in the future from other services offered with eMed.net, as well as from website advertisements.

   The subscription revenue associated with communications infrastructure products, eMed.net and other web services will be recognized on a monthly basis over the life of the agreement or as services are rendered.

   Due to our expected migration to a subscription fee model for communications infrastructure and web services, we expect capital expenditures to increase resulting in depreciation being an increasing portion of our cost of revenue.

   We have incurred net operating losses and negative cash flows since our inception. As a result, we have recorded no income tax expense or benefit to date. We expect to continue to incur net losses and negative cash flows as we seek to rapidly grow our business and continue to implement our web services strategy. We cannot assure you that our customer base or revenue will grow or that we will achieve or sustain net operating income or positive cash flow.

   As of January 31, 2000, we had issued stock options to non-employees and to employees which are exercisable at less than the fair market value on the date of grant. The issuance of these stock options will result in average annual non-cash charges of approximately $1.8 million through 2003 as the options vest.

   In November 1998, we acquired the assets of the medical imaging business of E-Systems Medical Electronics, a division of the Raytheon Company, for an aggregate purchase price of $3.2 million. The acquisition was accounted for using the purchase method of accounting. In February 1999, we sold non-core assets which we acquired as part of the transaction for $861,000. Since acquiring E-Systems Medical Electronics, we have integrated its operations into our existing business and have eliminated redundant functions. In addition, we have discontinued the practice of selling the acquired communications infrastructure product lines at margins below levels acceptable to us. We did not acquire the E-Systems Medical Electronics business with the intent to continue their method of operations. Rather, the main purpose of the acquisition was to obtain easier access to the E-Systems Medical Electronics installed user base for marketing our web services and to acquire certain of its technology and employees. Therefore, the revenue of E-Systems Medical Electronics prior to acquisition is not indicative of the incremental revenue to be generated by us as a result of this acquisition.

Results of Operations

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Revenue. Revenue increased by 87% to $23.6 million for the year ended December 31, 1999 from $12.6 million for the year ended December 31, 1998. Communications infrastructure product revenue increased by 79% to $20.3 million for the year ended December 31, 1999 from $11.3 million for the year ended December 31, 1998. This increase was attributable to the increased sales volume of our communications infrastructure offerings. Service revenue increased by 156% to $3.3 million for the year ended December 31, 1999 from $1.3 million for the year ended December 31, 1998. The increase was primarily due to the growth in our installed user base and related annual service contracts.

   Gross Margin. Gross margin increased to $11.3 million or 48% of revenue, for the year ended December 31, 1999 from $3.6 million or 29% of revenue for the year ended December 31, 1998. Gross margin from product revenue increased to $11.3 million, or 56% of product revenue, for the year ended December 31, 1999 from $4.1 million or 36% of product revenue, for the year ended December 31, 1998. The increase in gross margin is attributable primarily to a reduction in the material costs of products sold and, to a lesser extent, to an increase in the selling price of products sold. We achieved material cost reductions through our negotiations with suppliers and by re-engineering our products to incorporate better and less expensive components and sub-assemblies. Gross margins from service revenue improved to a loss of $53,000 for the year ended December 31, 1999 from a loss of $458,000 for the year ended December 31, 1998. This improvement is primarily the result of an increase in the volume of products sold, which resulted in an increase in recurring revenue generated from service contracts.

   Research and Development Expense. Research and development expense increased by 42% to $3.4 million for the year ended December 31, 1999 from $2.4 million for the year ended December 31, 1998. This increase was primarily the result of personnel added to expand our Internet-based product and service offerings. As a percentage of revenue, research and development expenses decreased to 14% of total revenues for the year ended December 31, 1999 from 19% of total revenue for the year ended December 31, 1998.

   Sales and Marketing Expense. Sales and marketing expense increased by 52% to $5.3 million for the year ended December 31, 1999 from $3.5 million for the year ended December 31, 1998. This increase resulted from expanding our sales force and related support staff and increasing marketing personnel and promotional expenses. As a percentage of revenue, sales and marketing decreased to 23% for the year ended December 31, 1999 from 28% of revenue for the year ended December 31, 1998.

   General and Administrative Expense. General and administrative expenses increased by 60% to $4.3 million for the year ended December 31, 1999 from $2.7 million for the year ended December 31, 1998. This increase resulted from increased personnel costs and associated recruiting and facilities expenses. As a percentage of revenue, general and administrative expense decreased to 18% for the year ended December 31, 1999 from 22% of revenue for the year ended December 31, 1998.

   Stock-based Compensation. During the year ended December 31, 1999 we issued stock options to non-employees and to employees which are exercisable at less than the fair market value on the date of grant. The issuance of these stock options resulted in non-cash compensation charges of $635,000 for the year ended December 31, 1999.

   Interest Expense -- Net. Interest expense, net increased to $112,000 for the year ended December 31, 1999 from $106,000 for the year ended December 31, 1998. This increase was primarily a result of increased borrowing under lines of credit, which was partially offset by interest earned on short-term investments.

Year Ended December 31, 1998 Compared with Year Ended December 31, 1997

   Revenue. Revenue increased by 57% to $12.6 million for the year ended December 31, 1998 from $8.0 million for the year ended December 31, 1997. Product revenue increased by 58% to $11.3 million for the year ended December 31, 1998 from $7.2 million for the year ended December 31, 1997. This increase was a result of continued growth in shipments of our communications infrastructure products. Service revenue increased by 50% to $1.3 million for the year ended December 31, 1998 from $863,000 for the year ended December 31, 1997. This increase was primarily due to the growth in our installed user base.

   Gross Margin. Gross margin increased to $3.6 million, or 29% of revenue, for the year ended December 31, 1998 from $1.0 million, or 13% of revenue, for the year ended December 31, 1997. Gross margin from product revenue increased to $4.1 million, or 36% of product revenue, for the year ended December 31, 1998 from $1.6 million or 22% of product revenue, for the year ended December 31, 1997. The increase in gross margin was attributable to an increase in the volume of products sold. Gross margin from service revenue improved to a loss of $458,000 for the year ended December 31, 1998 from a loss of $596,000 for the year ended December 31, 1997. This improvement was primarily the result of an increase in the volume of products sold which resulted in an increase in recurring revenue generated from service contracts.

   Research and Development Expense. Research and development expense increased by 82% to $2.4 million for the year ended December 31, 1998 from $1.3 million for the year ended December 31, 1997. This increase was primarily the result of personnel added to continue the development of our communication infrastructure products. As a percentage of revenue, research and development expense increased to 19% for the year ended December 31, 1998 from 16% of revenue for the year ended December 31, 1997.

   Sales and Marketing Expense. Sales and marketing expense increased by 20% to $3.5 million for the year ended December 31, 1998 from $2.9 million for the year ended December 31, 1997. This increase was primarily the result of our sales force expansion. As a percentage of revenue, sales and marketing expense decreased to 28% for the year ended December 31, 1998 from 36% of revenue for the year ended December 31, 1997.

   General and Administrative Expense. General and administrative expense increased by 37% to $2.7 million for the year ended December 31, 1998 from $2.0 million for the year ended December 31, 1997. This increase was primarily the result of an increase in personnel and increased expenses related to additional leased facilities space. As a percentage of revenue, general and administrative expense decreased to 22% for the year ended December 31, 1998 from 25% of revenue for the year ended December 31, 1997.

   Interest Expense -- Net. Interest expense, net, decreased to $106,000 for the year ended December 31, 1998 from $204,000 for the year ended December 31, 1997. This decrease was primarily a result of an increase in interest earned on short-term investments, which was partially offset by increased borrowing under lines of credit.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private equity and debt financing. During the period from inception through December 31, 1999, we received net proceeds from the sale of our capital stock and convertible notes of $25.8 million. None of the convertible notes remain outstanding. As of December 31, 1999, we had $4.5 million of cash and cash equivalents and approximately $1.5 million was available under our credit facility.

   Cash used in operating activities for the year ended December 31, 1999 of $1.3 million consisted primarily of net operating losses of $2.6 million and an increase in accounts receivable of $1.0 million offset, in part, by a $444,000 decrease in inventories. The increase in accounts receivable is attributable to the increase in revenue and the decrease in inventory resulting from our ability to liquidate inventory acquired as part of our acquisition of E-Systems Medical Electronics. Cash used in operating activities for the year ended December 31, 1998 of $2.7 million was due primarily to net operating losses of $5.1 million offset by a decrease in inventories and prepaid expenses of $638,000 and $554,000, respectively, and an increase in deferred revenue of $690,000. The decrease in inventory is attributable to a reduction in prepaid software licenses. The increase in deferred revenue is primarily due to an increase in customer deposits related to a single customer order. Cash used in operating activities for the year ended December 31, 1997 of $6.1 million was due primarily to net operating losses of $5.6 million and an increase in accounts receivable, prepaid expenses and inventories of $2.5 million, $715,000, and $399,000, respectively, offset by increases in accounts payable, accrued expenses and deferred revenue of $1.3 million, $677,000 and $284,000, respectively. These increases are the result of the increased sales activity during the period. The level of operating losses incurred in the first three quarters of 1997 caused our debt to equity ratios to be non-compliant with the ratios required under our credit facility as then in effect. We cured this non-compliance on December 31, 1997 when we completed the Series J preferred stock offering described below. The completion of our acquisition of the E-Systems Medical Electronics business caused us to be non-compliant with our credit facility covenants. This was discussed with our bank prior to the acquisition. After these discussions, our bank permitted us to borrow under the credit facility to pay a portion of the cost of acquisition of E-Systems Medical Electronics. We amended the credit facility in March 1999 pursuant to a term sheet agreed upon prior to the acquisition. This amendment included waivers of our previous non-compliance. In the third quarter of 1999, at the end of which our credit facility was due, we amended the facility to extend its maturity to March 31, 2000, to modify the financial covenants, and to modify conditions to availability.

   Cash provided by investing activities for the year ended December 31, 1999 of $46,000 consisted primarily of $861,000 of proceeds from sale of non-core assets that were acquired as part of the acquisition of E-Systems Medical Electronics, offset by capital expenditures of $808,000 for computer equipment and other fixed assets. Cash used in investing activities for the year ended December 31, 1998 of $1.5 million consisted primarily of $999,000 used for the acquisition of E-Systems Medical Electronics, and $465,000 used to fund capital expenditures for computer equipment and other fixed assets. Cash used in investing activities for the year ended December 31, 1997 of $842,000 consisted primarily of capital expenditures for computer equipment and other fixed assets.

   Cash provided by financing activities for the year ended December 31, 1999 of $3.4 million consisted primarily of $5.8 million received from the issuance of 4,142,857 shares of Series K preferred stock and warrants to purchase 467,186 shares of common stock. This amount was offset in part by $2.2 million of the remaining price owed to Raytheon for our purchase of E-Systems Medical Electronics. This Series K preferred stock will be converted into 1,726,152 shares of common stock upon the closing of this offering. Cash provided by financing activities of $2.1 million for the year ended December 31, 1998 consisted primarily of $2.4 million received from additional bank borrowing from lines of credit. Cash provided by financing activities for the year ended December 31, 1997 of $9.2 million consisted primarily of $8.4 million received from the issuance of 7,730,909 shares of Series J preferred stock and warrants to purchase 409,091 shares of Series J preferred stock and $885,000 from additional bank borrowings from lines of credit. The Series J preferred stock will be converted into 3,221,179 shares of common stock and the Series J warrants will become warrants to purchase 170,449 shares of common stock upon the closing of this offering.

   We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least 12 months after the date of this prospectus. We may require additional capital in the future. Our capital requirements are expected to include the funding of operating losses, working capital requirements, capital expenditures and other general corporate purposes, including expansion of our network, advertising and content development. We intend to repay our credit facility and may pursue one or more strategic alliances, partnerships or acquisition transactions, although, as of the date of this prospectus, we have no agreement to enter into any material investment or acquisition transaction. We may need to raise additional funds, however, to respond to business contingencies which may include the need to:

  .  fund more rapid expansion;

  .  fund additional marketing expenditures;

  .  develop or acquire new content, features or services;

  .  enhance our operating infrastructure;

  .  respond to competitive pressures; or

  .  acquire complementary businesses or necessary technologies.

   Recent developments. We intend to acquire the assets of Trilex Corporation in exchange for 100,000 shares of common stock. Assets acquired will include technology which permits the exchange of information among standard health care information systems. The operations we intend to acquire are located in Pleasanton, California. The acquisition will be accounted for under the purchase method of accounting.

Inflation

   We do not believe that inflation has had a material adverse impact on our business or operating results during the periods reflected above.

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

Year 2000 Disclosure

   Many existing computer programs use only two digits, rather than four, to represent a year. Accordingly, date-sensitive software or hardware written or developed in this fashion may not be able to distinguish between 1900 and 2000. This Year 2000 problem could potentially cause system failures or miscalculations that could disrupt operations. To date we have not experienced any significant Year 2000 problems.

   We have assessed all of our key financial, information technology and non-information technology systems, and we believe that the actions required to correct any non-compliant financial, information technology and non-information technology systems have been completed. We have also contacted all of our significant suppliers and customers and have not received any responses that indicate our networks and systems are vulnerable to any Year 2000 issues they may experience. We are continuing to comply with federal guidelines related to the registration and availability of Year 2000 status information for our products. We have completed and made available all planned software and system upgrades related to Year 2000 readiness for fielded products. We believe that all of our current offerings are Year 2000 compliant and we have available upgrades for our fielded legacy systems that represent the highest risk for Year 2000 non-compliance. We have sent notices to known customers with appropriate information relative to Year 2000 non-compliance of these legacy systems, and instructions on how to contact us. We have not evaluated the risks to us presented by noncompliant fielded products. We have not undertaken an in-depth evaluation of the Year 2000 preparedness of our suppliers and customers or such other third parties, as their ability to adequately address Year 2000 issues is outside our control. Based on the efforts described above, we currently believe that our systems are Year 2000 compliant.

   We intend to take appropriate actions to mitigate the effects of any Year 2000 issues that may arise. Such actions may include having arrangements for alternate suppliers and using manual intervention where necessary. Our costs incurred to date in addressing the Year 2000 problem have not been material. We have not deferred information technology projects due to Year 2000 expenses.


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

                                    BUSINESS

Overview

   We provide Internet-based business services to health care professionals and others who require access to medical image information. Our offerings significantly improve how physicians, health care professionals, payors and others use and share medical images in a cost-effective manner. We believe our recently introduced eMed.net web service is the first to integrate and deliver over the Internet medical images with other clinical information and practice tools. eMed.net Internet-enables radiology groups and imaging departments by providing individualized websites for image distribution, physician practice facilitation, education, commerce and marketing. Customers can obtain the benefits of our eMed.net web service without replacing their existing communications infrastructure, imaging devices or film printer networks. We also offer communications infrastructure components to capture, compress, transmit, route, display and store medical images, including x-rays, MRIs, CTs and ultrasounds. We also intend to offer our web services technology to other vendors to enable them to distribute medical images through their Internet-based health care applications under the brand name "Images by eMed."

Market Opportunity

   Large and Fragmented Market for Medical Imaging Services. Medical imaging is critical to patient diagnosis and care across a broad spectrum of health care procedures and disease states. Medical images and related information are also utilized in reimbursement decisions, consultations, research and education. Medical images and related information are used by a broad cross-section of industry participants including radiologists, referring physicians, hospitals and outpatient imaging centers. Medical images and related information are also used extensively by the dental industry.

   Today there are over 29,000 radiologists serving approximately 600,000 physicians, 3,000 imaging centers and 6,000 hospitals. Efficient systems for the distribution, management and storage of medical images and related information is critical to all of these constituencies. Based on historical data, we believe that over 350 million radiology studies, often consisting of multiple images, are conducted annually. According to the American College of Radiology, the number of radiology studies is growing due to the increasing usefulness of radiology as a non-invasive diagnostic technique and the general aging of the U.S. population. The inability to easily access and the failure to appropriately manage this information can result in unnecessary expense. The U.S. Health Care Financing Administration estimates that approximately 10% of all health care expenditures are the result of a duplication of care due to missing patient information.

   According to the American Dental Association, approximately 140,000 dentists in the United States. An estimated 10% of the approximately 400 million dental insurance claims made each year require medical images for claims processing. Also, an estimated 5% of dental claims are referred to specialists for preapproval, requiring the delivery of relevant medical images.

   Inefficiencies in Medical Image Information Technology. The film and paper-based method for capturing, analyzing, distributing and storing medical images and associated medical reports is inherently inefficient. For example, the current paradigm for a radiology procedure typically involves the following steps:

  .  production of images,

  .  printing images to film,

  .  circulation of copies of films for diagnosis,

  .  report dictation,

  .  report transcription,

  .  review and finalization of report, and

  . circulation of images and final report by courier to referring and consulting physicians.

   Under this paradigm, it often takes 2 to 3 days to produce a final report and to deliver the images and related report to the referring physician. Based on a 1996 Mayo Clinic report, for radiology images generated each year, more than $5.6 billion is spent on radiology film and processing costs and costs associated with the handling and storing of these films over their lifetime. We estimate that the cost of conventional transcription of dictated radiology reports is approximately $950 million annually.

   The dental industry suffers from similar medical image distribution inefficiencies. Dentists now deliver the images needed to process insurance claims by courier. This slow process results in duplicative film costs and delays in processing. Approvals required for some procedures may also be delayed.

   Competitive Pressure on Health Care Providers. All medical specialties have been fundamentally affected by change in the structure and economics of the U.S. health care industry. For example, health care payors and providers are forcing radiologists and imaging facilities to reduce exam fees, improve the timeliness and availability of interpretations and related patient images, and ensure the availability of sub-specialist radiologists. This pressure has driven radiologists and imaging facilities to look for ways to enhance their efficiency and to provide better service to referring physicians and other constituencies.

   Growth of the Internet. The Internet's open architecture, universal accessibility and growing acceptance make it an increasingly important environment for business-to-business and business-to-consumer interaction.
The power and ability of the Internet to connect various participants in the health care industry, including physicians, health care facilities and patients, creates an opportunity to advance the state of information technology in the health care industry. Internet-based offerings permit more efficient distribution of information over a broader range of remote locations than proprietary dedicated networks. We believe that physicians are increasingly using Internet-based medical applications. We also believe that medical image access requirements are well suited to benefit from Internet-based tools, given the fragmentation of the health care industry, the amount and complexity of the data produced and the need for timely access to medical imaging information.

   Lack of Effective Solutions. Traditional electronic solutions offered by others to address the inefficiency inherent in medical imaging require significant initial capital outlays, are narrow in scope and are difficult to implement. We believe this has resulted in limited adoption of these technologies. We believe these dynamics coupled with accelerated Internet use, will drive adoption of our Internet-based solutions.

eMed Solutions

   We have developed Internet-based offerings which we believe are cost-effective, easy to use and provide our customers with increased efficiencies and greater revenue opportunities. Our web services and communications infrastructure offerings incorporate our advanced proprietary medical image technology. Customers can obtain the benefits of our eMed.net web service without replacing their existing communications infrastructure, imaging devices, or film printer networks. We also offer communications infrastructure components to capture, compress, transmit, route, display and store medical images.

   Our comprehensive support services increase the cost effectiveness and reliability of our web services and communications infrastructure offerings. Because medical imaging is critical to patient diagnosis and care, we believe that our customers highly value the increased reliability provided by our comprehensive support services. Our network operations center personnel are able to remotely monitor and manage customers' systems and identify and resolve system problems.

   We offer all of our web services and communications infrastructure on a subscription and transaction fee basis which permits customers to obtain the benefits of our offerings without the more significant initial capital outlays associated with one-time, up front purchases. Our offerings include:

   eMed.net. eMed.net, introduced in December 1999, provides radiology groups and imaging departments with individualized websites for image distribution, physician practice facilitation, education, commerce and marketing. This service permits our customers to completely outsource to us their web infrastructure and web presence needs. Through these eMed.net websites, our customers are able to make available medical images and related patient information securely over the Internet using any commercially available Internet browser. Health care professionals are able to access these medical images and related information using authorizing passwords. Also, eMed.net websites will provide our customers the opportunity to incorporate other clinically relevant information and marketing information targeted to their customers. This enhances our customers' ability to market their services and to serve their customer base of referring physicians and patients. In addition, we intend the eMed.net Secure Desktop to serve as a platform from which we can offer additional practice tools to health care professionals at their desktop computers. We expect these additional tools will include integrated transcription services, secure email, literature search capability, as well as group and personal links. The servers required for eMed.net are located at both customer sites and at our headquarters in Lexington, Massachusetts.

   Images by eMed. Images by eMed is the brand name under which we intend to offer our technology to other vendors to enable them to distribute medical images through their Internet-based health care applications. Images by eMed is a repackaging of the underlying eMed.net technology that can be integrated into any Internet-based application. By virtue of being Internet-based, third party application service providers can integrate our Images by eMed service through simple Internet links. This service will be offered on a subscription and transaction fee basis. For example, we have signed a letter of intent with rdental.com to establish an exclusive relationship under which we will enable rdental.com to transmit dental images over the Internet for both referrals and claims settlement, on a transaction fee basis.

   FrameWave. FrameWave is our suite of communications infrastructure offerings that serve to manage the distribution of medical images over the Internet and private networks. The FrameWave offerings integrate off-the-shelf computing hardware, network electronics and highly specialized, proprietary software, developed by eMed and others, to capture images from imaging devices, route images over networks, and display images on computer workstations. Given the mission critical nature of medical imaging, our offerings incorporate state-of-the-art compression and transmission technology to ensure high performance, reliability and scalability. These offerings are sold on either a one-time fee or a subscription basis. Our communications infrastructure offerings include image acquisition devices, image management servers, image review workstations and electronic image archives. All of these offerings can be purchased from us individually or in larger system configurations. Our communications infrastructure offerings:

  .  convert hard-copy x-rays into digital form;

  . directly obtain images from imaging devices that create them in electronic format such as MRIs, CTs and ultrasound;

  . compress, decompress, store and manage medical images and interface with different medical information systems to provide an integrated view of related patient information over a variety of networks; and

  . permit users to view medical images on computers at home, in the office, or within health care facilities.

Strategy

   Our objective is to become the leading provider of Internet-based medical image distribution and management services. Elements of our strategy to achieve this objective include:

  . Increasing market penetration of our eMed.net web service in radiology and other image-intensive health care applications. We intend to increase market penetration of our eMed.net web service through expanded sales and marketing efforts. We intend to aggressively market our eMed.net web service to the large base of over 1,800 imaging centers and hospitals and 7,000 radiologists that have installations of our communications infrastructure products. We believe this base provides us with a significant advantage in driving adoption of our web services.

  . Pursuing strategic relationships with health care application services providers who lack Internet-based image distribution functionality. We intend to pursue relationships with other application services providers who lack image functionality for distributing medical images in their Internet-based health care applications. We will enable these providers to supplement their service offerings with the efficient distribution of medical images over the Internet on a transaction fee or subscription basis. We believe we can increase our revenue as well as brand awareness of Images by eMed by leveraging the distribution channels of these providers with our Internet-based technology.

  . Expanding our web services. We intend to incorporate additional practice tools with our eMed.net web service into what we call the Secure Desktop. We plan to provide physicians, at their desktop computers, with a broad range of practice tools and information. For example, the reports that accompany medical images are generally prepared through inefficient dictation and transcription procedures. To address this inefficiency, we intend to incorporate a speech-to-text transcription capability into our web service offerings. We also intend to integrate tools such as exam scheduling, secure email, literature search capabilities and relevant group and personal links. Integrating these and other services will achieve efficiencies by eliminating the need for redundant systems and will provide our customers with more convenient access to information they need and use.

  . Maintaining and expanding our technological expertise in web services and communications infrastructure offerings. Our advanced proprietary software including our compression technology permits customers to access, transmit and store digital medical images quickly and economically. We plan to continue our efforts to expand our technological capabilities. We may pursue acquisitions, partnerships or licensing arrangements to obtain technology if we determine that to do so would be more cost effective or timely than developing our own.

Sales and Marketing

   We employ a direct sales force and we utilize independent sales and service organizations. We manage our independent sales and service organizations to complement our direct sales force. Members of our direct sales force are assigned to regional territories and are responsible for customer activity within their regions. In addition, we have begun to train and engage selected independent sales and service organizations to provide on-site service to customers under our supervision. These services include installation, training and on-site repair.

   Our marketing activities will include:

  . an enhanced website which supports our eMed.net web service with product demonstrations and new user tutorials

  .  e-commerce distribution of the full line of offerings

  . eMed branding activities including web advertising, print advertising in trade journals, business and financial press

  .  trade show representation and company profiles in key clinical journals

  . on-site seminars, distance learning and continuing medical education over the Internet

  . direct marketing to our installed base via the Internet and our customer support center

  . increase brand awareness of Images by eMed through relationships with other health care application service providers

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

Technology

   We have historically developed products and services through our own research and development, acquisitions and strategic relationships. As of January 31, 2000 our engineering group included approximately one-fourth of our employees. We will continue to pursue technology development internally as well as through strategic relationships.

   We have pioneered the utilization in medical imaging of a file compression technology known as "wavelet." This compression technology permits users to compress very large data files required for film images like x-rays into files as small as one-fiftieth the original size, without visible loss of image quality. Other compression technologies typically achieve compression ratios of one-half or one-third of their original size. Our compression technology significantly reduces our customers' network transmission and data storage costs. For example, one 14"X17" film, digitized at the resolution standard adopted by the American College of Radiology Standards for Teleradiology, results in excess of ten megabytes of data. Using this technology, a medical image transmission which would otherwise take up to 27 minutes in uncompressed form can be completed in as little as 30 seconds.

   We license compression technology from AWARE under a separate agreement that provides that we will have rights to this technology for medical use on a non-exclusive basis through December 31, 2004. We have agreed to pay license fees for compression technology to AWARE based upon the sales we make to our customers.


   The core technology employed in our web services is what is referred to as dynamic HTML, which is integrated with our compression technology. This technology, which we license from AWARE, Inc., differs from typical HTML-based applications due to the number, size, and grayscale characteristics of medical images. Our Internet server technology delivers images, text, and voice over any Internet connection, including dial-up modem connections, with acceptable clinical performance. Our Internet server technology is browser-independent and employs layered security defenses against unauthorized access, as well as secure socket layers, to ensure secure transfer of information over the Internet. Our Internet server technology has been jointly developed under an exclusive relationship with AWARE.

   Our licensing agreement with AWARE regarding jointly developed web server technology provides that we will have exclusive rights to this technology for medical use through its termination on December 31, 2005 and have non-exclusive rights for a period following termination. This agreement also provides that, until the same date, AWARE will be our exclusive supplier of web-based image viewing and distribution software for use in our products. We have agreed to pay license fees to AWARE based upon the sales we make to our customers. We have agreed to devote resources to marketing, support and further development of our web product, and AWARE has agreed to devote engineering resources to develop new features, applications and technology at our request. The web server technology agreement provides that AWARE will have exclusive rights to this technology for non-medical use, and will make royalty payments to us for any licenses granted by AWARE to customers for non-medical use.

   Our recent acquisition of Trilix Information Systems includes technology which adds an important component to our communications infrastructure offerings. This technology allows the

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

exchange of information among different standard health care imaging and information systems and will enable more efficient integration of medical images and related information.

   All of our products except our archive products operate on computers with Intel Pentium processors that run the Microsoft Windows NT and Windows SQL Server platforms. Our archive products are built on the Sun Sparc platform. We believe that the use of well known and highly developed hardware and operating system platforms simplifies manufacturing and support, encourages customer acceptance, and reduces the risks of technological obsolescence.

   All of our communications infrastructure components are fully DICOM-compliant. DICOM, or Digital Imaging Communications for Medicine, is an industry standard network communications protocol that allows DICOM-compliant imaging modalities and other image-related devices to directly communicate with each other without proprietary interfaces or translations. In addition, our products comply with the benchmarks for quality and professional practice established by the American College of Radiology Standards for Teleradiology. Our comprehensive support services facilitate our customers' quality assurance requirements within these standards.

   Our licensing agreement for our image viewing software expires on March 31, 2002. Other software included in our products is licensed under a long-term agreement which terminates on December 31, 2004. Both of these agreements provide for payment of license fees based upon the number of copies of the software we use, and require us to obtain signed agreements from our customers containing specified software licensing provisions. In some cases we have prepaid, or committed to pay, license fees for software not yet utilized in order to obtain improved pricing or other benefits. If any of these agreements expire or are terminated, we believe we would be able to obtain suitable replacement vendors or internally develop substitute software.

Intellectual Property

   We generally do not rely on patent protection for our products and services. Instead, we rely on a combination of copyright and trade secret law, employee and third party nondisclosure agreements, and other protective measures to protect our intellectual property rights. Our policy is to require our employees, contractors and consultants who may have access to our confidential information, and parties to collaboration agreements to execute confidentiality agreements upon the commencement of employment, consulting relationships or collaborations. We also seek to continuously develop and improve our products and services in order to offer features not available from our competitors. We also rely on licensing opportunities to develop and maintain our competitive positions.

   We have registered or applied to register the names "eMed," "eMed.net," "Images by eMed," "Secure Desktop" and "FrameWave" as trademarks with the United States Patent and Trademark Office and have reserved the Internet addresses: www.eMed.com and www.eMed.net.

   We own three issued U.S. patents covering automated distribution of medical images over data processing networks. Since this functionality is not yet necessary in the way medical imaging applications are currently utilized, we have not yet incorporated these into our products and services.

Competition

   Competition in our markets is intense and is based on price, functionality, reliability, reputation of the vendor, and service. Our ability to maintain our competitive position will depend on our ability to continue to innovate while maintaining quality and customer satisfaction.

   Many companies offer products and services that are competitive with all or a portion of our current offerings. In addition, some of these competitors are larger than we are, have been in business longer than we have, and have greater financial, technical, research and development and sales and marketing resources than we do. Several large multinational corporations, including Agfa, Siemens, General Electric Medical Systems and Kodak compete in our market. Many of our competitors have the resources to offer their products at greatly discounted prices, or to offer functionality competitive with our products at no charge in connection with the sale of related or complementary products or systems. Customer decisions to purchase our products are often influenced by the perceived stability and market recognition of the vendor. We may be at a disadvantage because some of our competitors are better known and perceived as less risky than we are.

   Our current and future Internet-based products and services will compete in a market that is rapidly growing and not yet fully defined. A number of companies have recently entered the field of medically-related Internet services. We expect this trend to continue. We also expect our business plan and the business plans of these companies to overlap in time, creating both increased competition and opportunities for strategic relationships.

Government Regulation

   The manufacturing and marketing of most of our products and services are subject to FDA medical device regulations in the United States and to similar regulations in other countries by corresponding regulatory authorities. The FDA regulations govern the testing, manufacture, labeling, record keeping, approval, advertising and promotion of our products and services. The process of obtaining and maintaining required regulatory clearances and approvals is lengthy, expensive and uncertain. Our ability to market new products and improvements to existing products will depend on obtaining new clearances and approvals in the future.

   The FDA requires that a manufacturer seeking to market a new medical device or an existing medical device for a new indication obtain either a pre-market notification clearance under section 510(k) of the Federal Food, Drug and Cosmetic Act or the approval of a premarket approval application under this Act prior to the marketing of the new device or commercializing the new indication. Material changes to existing medical devices are also subject to FDA review and clearance or approval prior to commercialization in the United States. Although it is believed to be a shorter, less costly regulatory path than the process to obtain approval of a premarket approval application, the process of obtaining a 510(k) clearance generally requires supporting data, which can be extensive and can extend the regulatory review process for a considerable length of time. All of our commercially available products and services which require 510(k) clearance from the FDA have received such clearance.

   We are also required to register as a medical device manufacturer with the FDA and as a medical device distributor with the Texas Department of Health. The FDA requires us to maintain detailed manufacturing records, device history records and complaint logs. We are subject to inspection and audit by the FDA for compliance with Good Manufacturing Practices (as defined by FDA rules) and other applicable regulations. Our most recent FDA inspection and audit was completed in the second quarter of 1999 and did not identify material problems.

   Even after market introduction, the FDA continues to regulate the design, manufacture and labeling of our regulated medical products. Failure to comply with applicable regulatory requirements could result in, among other things, warning letters, seizures of products, total or partial suspension of production, refusal of the FDA to grant clearances or approvals, withdrawal of existing clearances or approvals, or criminal prosecution.

   Sales of our products and services outside of the United States, which have been minimal to date, are subject to foreign regulatory requirements that vary widely from country to country. In Europe, we have obtained the certificates necessary to enable the CE Mark, an international symbol of adherence to quality assurance standards and compliance with applicable European Union Medical Device Directives, which must be affixed to our products for sales in member countries.

Employees

   As of January 31, 2000, we employed 122 persons. None of our employees are represented by unions.

Properties

   We maintain our headquarters and assembling facility in approximately 25,500 square feet of leased space in Lexington, Massachusetts. We also maintain a sales and service facility in approximately 8,000 square feet of leased space in San Antonio, Texas. We can provide all of our support services from either our Lexington or San Antonio location. We believe that our properties are adequate and suitable for their intended purposes.

Litigation

   We are party to suits and regulatory proceedings arising in the ordinary course of our business, none of which we believe is material.

                                   MANAGEMENT

   The following table sets forth information concerning our officers and directors.

 Name                       Age                   Position
 ----                       ---                   --------
 Caren Mason...............  46 Chief Executive Officer

 Scott S. Sheldon..........  38 President and Director

 Christine L. Chung........  32 Vice President -- eMed.net Business Manager,
                                Corporate Secretary

 Jerry Froelich, M.D.......  47 Chief Medical Officer

 Gary A. Lortie............  40 Chief Financial Officer, Vice President --
                                 Finance and Administration

 David J. Mahoney..........  36 Vice President -- Sales

 Howard Pinsky.............  45 Chief Technology Officer

 John Strauss..............  44 Vice President -- Marketing

 James J. Bochnowski.......  56 Director, Chairman of the Board

 Thomas B. Neff............  45 Director

 Thomas O. Pyle............  59 Director

 Ralph C. Sabin............  48 Director

 Michael Schmertzler.......  47 Director

 Donald E. Strange.........  55 Director

   Caren Mason has served as our CEO since January 17, 2000. From 1996 through 1999, Ms. Mason held various senior management positions at General Electric, with her most recent position as that of General Manager, Womens Healthcare Business. Prior to her work with General Electric, Ms. Mason was a Senior Vice President with Bayer, AG where she managed the AGFA Technical Imaging Business which included its Medical Imaging business unit. Ms. Mason first joined AGFA in 1989 and held various management positions prior to her assignment as Senior Vice President. Ms. Mason's initial work was with the Baxter Healthcare Corporation where she worked for eleven years and held management positions in businesses such as Medical Systems and the Pharmaseal Division.

   Scott S. Sheldon has served as our President and a Director since he co-founded eMed in March 1992. He also held the position of Chief Executive Officer until January 2000. From 1987 through 1992, he held various positions in the Mergers and Acquisitions and Corporate Finance Departments at Morgan Stanley.

   Christine L. Chung has served in various senior capacities since joining eMed in September 1992. She currently serves as Vice President, eMed.net Business Manager and Corporate Secretary. Prior to joining eMed, she served as a strategy consultant for Monitor Company.

   Jerry Froelich, M.D. has served as our Chief Medical Officer since August 1999. From 1990 until joining eMed, Dr. Froelich had been a partner in Radiology Imaging Associates in Denver,

Colorado. Radiology Imaging Associates is a group of 42 sub-specialty radiologists which provides radiology service to 10 hospitals and 15 clinics. He was Medical Director of Radiology at the Columbia Swedish Medical Center in Englewood, Colorado, and a Clinical Associate Professor of Medicine at the University of Colorado.

   Gary A. Lortie has served as our Chief Financial Officer and Vice President of Finance and Administration since May 1998. From 1997 until joining eMed, Mr. Lortie served as the Director of Corporate Development for the Health Care Division of Thermo Electron Corporation. From 1996 to 1997, Mr. Lortie served as President for the Moisture Systems Division of Thermo Electron. From 1993 to 1995, he served as Director of Finance and Administration for Thermedics Detection, a subsidiary of Thermo Electron. Mr. Lortie is a certified public accountant.

   David J. Mahoney has served as our Vice President of Sales since February 1998. Since 1988, Mr. Mahoney has held various sales and sales management positions in the electronic medical imaging management industry. From 1997 until joining eMed, Mr. Mahoney was America's Sales Manager for General Electric's Medical Systems Integrated Imaging Solutions Division. From 1996 to 1997, Mr. Mahoney held the position of Vice President of Sales for Lockheed Martin's Medical Systems business until it was acquired by General Electric. From 1995 to 1996, Mr. Mahoney held the position of National Sales Manager with Loral's Medical Imaging Systems business until it was acquired by Lockheed Martin. From 1988 until 1995, Mr. Mahoney held various positions with Advanced Video Products/E-Systems, a predecessor company to eMed.

   Howard Pinsky has served as our Chief Technology Officer since January 1993. From 1992 until joining eMed, Mr. Pinsky was Vice President of Customer Service for RSTAR, Inc., an electronic medical imaging management technology spin-off of the Massachusetts General Hospital Department of Radiology. From 1987 to 1992, Mr. Pinsky was Senior Systems Consultant for Digital Equipment Corporation's health care group.

   John Strauss has served as our Vice President of Marketing since May 1999. From 1990 until joining eMed, Mr. Strauss was Director of Marketing, Imaging and Information Networks for Fuji Medical Systems U.S.A., Inc. and was responsible for the electronic medical imaging and computed radiography product lines.

   James J. Bochnowski has served as one of our directors since July 1996 and currently serves as our Chairman. Mr. Bochnowski has been a General Partner with Delphi Ventures, a private venture capital firm providing financing and supportive business expertise to young biomedical and health care companies, since he co-founded Delphi Ventures in 1988.

   Thomas B. Neff has served as one of our directors since November 1995. Mr. Neff has been Chairman and Chief Executive Officer of FibroGen, Inc. which produces recombinant collagen and gelatin and develops anti-fibrosis therapies, since 1993. Mr. Neff has also been General Partner of Three Arch Bay Health Sciences Fund, a private investment fund focused on emerging biomedical companies, since 1993. Mr. Neff has also been General Partner of Pharmaceutical Partners I and Pharmaceutical Partners II since 1993 and 1994.

   Thomas O. Pyle has served as one of our directors since June 1993. He has been the Chairman of Interstudy, a leading health policy organization, and Chairman of its affiliate, The Jackson Hole

Group. From 1972 to 1991, Mr. Pyle held various senior management positions at Harvard Community Health Plan, becoming its President, Chief Executive Officer and a member of its Board of Directors in 1978. From October 1993 to September 1994, Mr. Pyle served as Chief Executive Officer of MetLife HealthCare Management Corp., Inc. He serves as a director of Millipore Corporation, Lincare Holdings Inc. and various other private companies.

   Ralph C. Sabin has served as one of our directors since November 1999. Mr. Sabin is a managing director for Pacific Venture Group, a private venture capital firm investing exclusively in the health care industry, which Mr. Sabin co-founded in 1995. In 1994 Mr. Sabin was the Chief Financial Officer for Sonus Pharmaceuticals, Inc., a venture financed bio-pharmaceutical company based in Bothell, Washington. From 1974 to 1994, Mr. Sabin was employed by Ernst & Young, since 1984 as a partner, and served in various management roles including West Region Director of Enterpreneurial Services.

   Michael Schmertzler has served as a director since he co-founded eMed in March 1992. Since 1997, Mr. Schmertzler has served as a Managing Director of Credit Suisse First Boston and co-head of the United States and Canadian investment activities of its Private Equity Division. From 1992 to 1994, Mr. Schmertzler was a Managing Director of MS Partners Inc., a general partner of MSX Public Life Sciences Fund. Prior to that, he was a Managing Director of Morgan Stanley and Lehman Brothers Kuhn Loeb.

   Donald E. Strange has served as one of our directors since June 1993. From 1996 until 1998, Mr. Strange served as Chief Executive Officer, President and Chairman of the Board of First New England Dental Centers, Inc. Prior thereto, Mr. Strange served as Chairman and Chief Executive Officer of TRANSCare, a leading provider of patient transportation services. Since 1974, Mr. Strange has served in various senior management capacities at Hospital Corporation of America, Avon's Health Care Group, and EPIC Health Care Group. He currently serves on the Board of Directors of Bon Secours Health System Inc. First New England Dental Centers, Inc. filed for bankruptcy in February 1998.

Board of Directors

   Upon consummation of this offering, our board of directors will be divided into three classes, with each class of directors to serve three-year staggered terms (after their initial terms), subject to election and qualification of their successors or their earlier death, resignation or removal. Under the terms of our current certificate of incorporation, the holders of our Series J preferred stock, voting as a separate class, have the right to elect one director. Mr. Sabin is the nominee of the Series J preferred holders. The right of the Series J preferred holders to elect a director will terminate upon the closing of this offering.

Committees

   The board of directors has established a compensation committee and an audit committee. The compensation committee, consisting of Messrs. Bochnowski, Neff, Sabin and Strange recommends salaries and bonuses and other compensation matters for our officers and makes recommendations regarding our stock plans. None of these members has served as an officer of eMed. The audit committee, consisting of Messrs. Pyle, Sabin and Schmertzler, has the authority to recommend the appointment of our independent auditors and to review the results and scope of audits, internal accounting controls and tax and other accounting-related matters.

Director Compensation

   Non-employee directors are reimbursed for their expenses of attending meetings, but currently do not receive any cash compensation for their services. We expect, however, that in the future, non-employee directors will be paid an annual cash retainer in addition to being reimbursed for all reasonable expenses incurred in attending meetings. On February 4, 1999, we granted Messrs. Bochnowski, Neff, Pyle, Schmertzler and Strange options to purchase 6,250 shares of our common stock at a purchase price of $1.20 per share. On June 30, 1999, we granted Messrs. Bochnowski, Neff, Pyle, Schmertzler and Strange options to purchase 6,250 shares of our common stock at a purchase price of $2.04 per share. On January 14, 2000, we granted Messrs. Bochnowski, Neff, Pyle, Schmertzler and Strange options to purchase 6,250 shares each of common stock, and Mr. Sabin an option to purchase 6,875 shares of common stock, at a purchase price of $2.75 per share.

Executive Compensation

   The following table shows the cash compensation paid or accrued for the year ended December 31, 1999, to our chief executive officer as of December 31, 1999 and to each of our three highest paid executive officers other than the chief executive officer who received more than $100,000 in salary and bonus during the year ended December 31, 1999 (the "Named Executive Officers"). No other executive officer received more than $100,000 in salary and bonus during this period.

                             Annual               Long-Term
                          Compensation           Compensation
                          ------------         ----------------
                                               Shares of Common
Name and Principal                             Stock Underlying    All Other
Position                   Salary($)    Bonus    Options (#)    Compensation ($)
------------------        ------------ ------- ---------------- ----------------
Scott S. Sheldon(1).....    $171,290   $35,000     104,167          $ 1,441(2)
 Chief Executive Officer
 and President

Howard Pinsky...........    $146,165   $35,000     104,167          $11,750(3)
 Chief Technology Offi-
 cer

David J. Mahoney........    $133,422   $20,000      29,167          $31,319(4)
 Vice President -- Sales

Gary A. Lortie..........    $119,732   $20,000      29,167          $ 1,169(2)
 Vice President -- Fi-
 nance, CFO

---------------------
(1) In January 2000, Caren Mason became our Chief Executive Officer and Mr. Sheldon retained the position of President.
(2) Represents premiums paid on term life insurance policies included in annual compensation.
(3) Represents an annual car allowance of $10,400 and premiums of $1,350 paid on a term life insurance policy.
(4) Represents commissions of $30,137 and premiums of $1,182 paid on a term life insurance policy.

Option Grants in Last Fiscal Year

   The following table sets forth grants of stock options to the Named Executive Officers for the year ended December 31, 1999. We have not granted any stock appreciation rights during 1999. The potential realizable value is calculated based on the term of the option at its date of grant. It is calculated assuming that the fair market value of our common stock on the date of grant appreciates at the indicated annual rates compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of shares of common stock granted to employees for the year ended December 31, 1999.

                                                                                 Potential
                                                                             Realizable Value
                                                                                at Assumed
                                                                              Annual Rates of
                                                                                Stock Price
                                                                             Appreciation for
                                          Individual Grants                     Option Term
                         --------------------------------------------------- -----------------
                         Shares of
                           Common    Percent of
                           Stock    Total Options
                         Underlying  Granted to    Exercise
                          Options   Employees in   Price Per    Expiration
Name                     Granted(1)  Fiscal Year     Share         Date         5%      10%
----                     ---------- ------------- ----------- -------------- -------- --------
Scott S. Sheldon........  104,167         14%        $2.04       6/30/09      117,000  266,000
Howard Pinsky...........  104,167         14%        $2.04       6/30/09      117,000  266,000
David J. Mahoney........   29,167        3.9%        $2.04       6/30/09       33,000   75,000
Gary A. Lortie..........   31,250        4.2%     $1.20-$2.04 2/4/09-6/30/09   34,000   78,000

---------------------
(1)  Options vest 6.25% each fiscal quarter following the date of grant.

Fiscal Year-End Option Values

   The table below sets forth information for the Named Executive Officers with respect to options exercised during the fiscal year ended December 31, 1999 and options held as of December 31, 1999. There was no public trading market for our common stock as of December 31, 1999. Accordingly, the values in the table have been calculated on the basis of an assumed initial public offering price
of $   per share less the applicable exercise price.

                                                  Number of Shares of
                                                Common Stock Underlying    Value of Unexercised
                            Common                Unexercised Options     In-the-Money Options at
                            Stock               at Fiscal Year End (#)        Fiscal Year End
                         Acquired on   Value   ------------------------- -------------------------
Name                     Exercise (#) Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ -------- ----------- ------------- ----------- -------------
Scott S. Sheldon........       0        --       152,656      166,020
Howard Pinsky...........       0        --       129,133      166,020
David J. Mahoney........       0        --        23,696       30,471
Gary A. Lortie..........       0        --        23,565       59,768

Compensation Committee Interlocks and Insider Participation

   1997 Convertible Note Transaction, Series J Preferred Stock. In June 1997, we sold $1.5 million in principal amount of convertible subordinated notes for aggregate proceeds of $1.5 million. These notes were automatically convertible, upon our sale of new equity securities for gross proceeds of at least $1.5 million, into securities having the same price and terms as the new equity securities.

Purchasers of the notes also received warrants to purchase an additional amount of the new equity securities having an aggregate purchase price of 30% of the amount of the purchaser's note, in exchange for their commitments to purchase the notes, at the same price that such new equity securities were issued to other investors. The notes had a maturity date of October 31, 1997 and bore interest at the rate of 6.0% per annum. Accrued interest converted on the same terms as the principal amount of the notes. In September 1997, these notes were automatically converted into 1,384,460 shares of our Series J preferred stock at a conversion price of $1.10 per share of Series J preferred stock. The warrants issued with the notes became warrants to purchase 409,091 shares of Series J preferred stock at an exercise price of $1.10 per share. On the closing of this offering, each share of Series J preferred stock will convert into 0.42 shares of common stock and the Series J warrants will become rights to purchase 170,449 shares of common stock.

   Three Arch Bay, for which our director Thomas Neff has management authority, and related persons received warrants to purchase 204,545 shares of Series J preferred stock at an exercise price of $1.10 per share in connection with their commitment to purchase $750,000 in principal amount of the convertible subordinated notes. These convertible notes were converted into 691,240 shares of Series J preferred stock. Delphi Ventures III, L.P. and Delphi Bioinvestments III, L.P., which collectively hold more than 5% of our common stock and for each of which James Bochnowski, our director, has management authority, purchased an aggregate of $525,000 in principal amount of convertible subordinated notes, which were converted into 477,273 shares of Series J preferred stock, and received warrants exercisable for 143,182 shares of Series J preferred stock at an exercise price of $1.10 per share.

   Series K Preferred Stock. In July 1998, various investors entered into commitments with us to purchase shares of our Series K preferred stock for an aggregate price of $2.5 million if we notified them of our election to sell the shares. These commitments provided that the Series K preferred stock would be issued at a price per share of either $1.40 or $1.50 per share depending on when we delivered notice of our election to sell. On the closing of this offering, each share of Series K preferred stock will convert into one share of our common stock. The investors who made these commitments were eligible to receive warrants at the time of their commitments to purchase in the aggregate 201,388 shares of our common stock at an exercise price of $0.02 per share as consideration for their commitments. The exercisability of the warrants was made subject to satisfaction of the Series K preferred stock purchase commitment if we elected to sell the shares. Three Arch Bay committed to purchase shares of Series K preferred stock for an aggregate of $500,000 and was eligible to receive as consideration warrants to purchase 40,277 shares of common stock.

   In January 1999, we elected to draw upon the initial investors' commitments to purchase Series K preferred stock. We sold additional shares of Series K preferred stock together with warrants to purchase additional shares of our common stock at an exercise price of $0.02 per share to other investors. In January we sold, in the aggregate, 2,500,000 shares of Series K preferred stock together with warrants to purchase 281,916 shares of common stock. Delphi Ventures and Delphi Bioinvestments purchased 178,571 shares of Series K preferred stock and warrants to purchase 20,138 shares of common stock for aggregate consideration of $250,000. We and Three Arch Bay amended Three Arch Bay's commitment to purchase Series K preferred stock to release Three Arch Bay from its obligation to purchase Series K preferred stock and to void the warrants previously issued to it.

Employment Contracts

   Caren Mason. We are a party to an employment agreement with Caren Mason. The term of the agreement is until December 31, 2001, although we may, by mutual agreement, extend the agreement for successive one-year terms. Pursuant to the agreement, we are obligated to pay Ms. Mason an annual salary of at least $225,000 beginning in January 2000. Ms. Mason is eligible to earn incentive compensation in an amount up to 70% of her annual salary at the discretion of the Board of Directors. Ms. Mason is also eligible to earn an additional bonus of $120,000 for the year 2000 if certain milestones are achieved within Ms. Mason's first six months of employment. In the event that we elect not to renew Ms. Mason's agreement or she is terminated without cause or other events which would constitute a constructive termination without cause, she would receive six monthly installments of her base salary. If Ms. Mason's employment terminates due to her death, her beneficiaries would receive six monthly installments of her base salary after her death. On January 14, 2000, Ms. Mason was granted options for the purchase of 461,760 shares of Common Stock at an exercise price of $2.75 per share under the 1994 Stock Plan. Pursuant to her employment agreement, we are obligated to issue to Ms. Mason additional options under the 1994 Stock Plan to purchase a number of shares equal to 1% of the fully diluted common stock on January 14, 2001. If Ms. Mason's employment is terminated for any of the foregoing reasons, or her employment is terminated due to disability, then she or her legal representative would maintain the right to exercise any stock option which is then exercisable, other than an incentive stock option, for the remainder of its term. On a change of control of eMed within Ms. Mason's first six months of employment, Ms. Mason's options would be vested to the extent that the excess of the aggregate value of common stock subject to vested options over the aggregate exercise price of such options would equal $2.0 million. On a change of control of eMed after six months and within eighteen months, half of Ms. Mason's then unvested stock options will vest and become exercisable. On a change of control of eMed after eighteen months of employment, all of Ms. Mason's stock options will vest and become exercisable.

   Scott S. Sheldon. We are a party to an employment agreement with Scott S. Sheldon. The term of the agreement is until December 31, 2000, although we may, by mutual agreement, extend the agreement for successive one-year terms. Pursuant to the agreement, we are obligated to pay Mr. Sheldon an annual salary of at least $175,000 beginning in April 1999. Mr. Sheldon is eligible to earn incentive compensation in an amount and on terms mutually agreed upon. In the event that we elect not to renew Mr. Sheldon's agreement or he is terminated without cause or other events which would constitute a constructive termination without cause, he would receive a severance payment of $95,000. However, if that termination occurs within 12 months after a change in control, he would receive 12 monthly installments of his base salary. If Mr. Sheldon's employment terminates due to his death, his beneficiaries would receive six monthly installments of his base salary after his death. If Mr. Sheldon's employment is terminated for any of the foregoing reasons, or if his employment is terminated due to disability, then he or his legal representative would maintain the right to exercise any stock option which is then exercisable, other than an incentive stock option, for the remainder of its term. On a change of control of eMed, all of Mr. Sheldon's stock options will vest and become exercisable.

   Howard Pinsky. We are a party to an employment agreement with Howard Pinsky. The term of the agreement is until December 31, 2000, although we may, by mutual agreement, extend the agreement for successive one-year terms. Pursuant to the agreement, we are obligated to pay Mr. Pinsky an annual salary of at least $160,000 beginning in April 1999. Mr. Pinsky is eligible to earn incentive compensation in an amount and on terms mutually agreed upon. In the event that we elect not to renew Mr. Pinsky's agreement or he is terminated without cause he would receive a severance payment of $86,000. However, if that termination occurs within 12 months after a change in control, he would receive 12 monthly installments of his base salary. If Mr. Pinsky's employment terminates due to his death, his beneficiaries would receive six monthly installments of his base salary after his death. If Mr. Pinsky's employment is terminated for any of the foregoing reasons, or if his employment is terminated due to disability, then he or his legal representative would maintain the right to exercise any stock option which is then exercisable, other than an incentive stock option, for the remainder of its term. On a change of control of eMed, all of Mr. Pinsky's stock options will vest and become exercisable.

1994 Stock Plan

   Our 1994 Stock Plan provides for the grant of incentive stock options and non-qualified stock options, stock awards and stock purchase rights for the purchase of shares of our common stock. The number of shares issuable pursuant to the 1994 Stock Plan is 3,062,500. Our board of directors is responsible for the administration of the plan and determines the term of each option, the option exercise price, the number of shares for which each option may be granted and the rate at which each option is exercisable. The board may grant incentive stock options only to employees, at an exercise price per share of not less than the fair market value per share on the date of grant and not less than 110% of fair market value in the case of holders of more than 10% of our voting stock. Non-qualified stock options, awards and stock purchase rights may be granted to any officer, employee, consultant or director. Grants under the 1994 Stock Plan cannot be made after August 10, 2004. As of January 31, 2000, 764,671 options are available for grant under the 1994 Stock Plan.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of January 31, 2000 and as adjusted to reflect the sale of the shares offered by us in this offering for (1) each person who is known by us to own beneficially more than five percent (5%) of our outstanding shares of common stock, (2) each director and Named Executive Officer, and (3) all directors and executive officers as a group. As of January 31, 2000, there were 8,417,722 shares of outstanding common stock. The table assumes the conversion of all outstanding preferred stock into common stock. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o eMed Technologies, 25 Hartwell Avenue, Lexington, MA 02421.

                                                              Percentage of
                                                               Common Stock
                                                            Beneficially Owned
                                                  Shares    ------------------
                                               Beneficially Prior to After the
Name of Beneficial Owner                          Owned     Offering Offering
------------------------                       ------------ -------- ---------
Caren Mason(1)................................     28,861        *       *
Scott S. Sheldon(2)...........................    282,994      3.3%
Howard Pinsky(3)..............................    145,931      1.7%
Gary A. Lortie................................     28,773        *
David J. Mahoney..............................     27,082        *
James J. Bochnowski...........................    916,597     10.9%
 Delphi Ventures III, L.P. and affiliated
 entities(4)
 3000 Sand Hill Road
 Building 1, Suite 135
 Menlo Park, CA 94025
Thomas B. Neff................................    921,519     10.9%
 Three Arch Bay Health Sciences Fund and
 affiliated entities(5)
 c/o FibroGen, Inc.
 225 Gateway Blvd.
 South San Francisco, CA 94080
Thomas O. Pyle(6).............................     34,695        *
Ralph C. Sabin................................  1,332,847     15.8%
 Pacific Venture Group, L.P. and an affiliated
 entity(7)
 15635 Alton Parkway, Suite 230
 Irvine, CA 92618
Michael Schmertzler(8)........................    322,839      3.8%
Donald E. Strange(9)..........................     36,679        *
Bedrock Capital Partners I, L.P. and affili-      861,490     10.2%
 ated entities(10)............................
 One Maritime Plaza, Suite 500
 San Francisco, CA 94111
Bessemer Venture Partners IV L.P. and related     700,567      8.3%
 entities(11).................................
 83 Walnut Street
 Wellesley Hills, MA 02481
Seaflower BioVenture Fund II, LLC and an af-      606,560      7.2%
 filiated entity(12)..........................
 1000 Winter Street, Suite 1000
 Waltham, MA 02451
All directors and executive officers as a
 group (15 persons)(13).......................  4,153,473     46.0%

---------------------
   * Less than one percent

   The number of shares beneficially owned by each stockholder is determined in accordance with the rules of the Securities and Exchange Commission and are not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock that the stockholder has sole or shared voting or investment power and any shares of common stock that the stockholder has right to acquire within 60 days after January 31, 2000 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of common stock.

 (1) Represents 28,861 shares issuable to Ms. Mason upon the exercise of options exercisable within 60 days of January 31, 2000.

 (2) Represents 169,454 shares issuable to Mr. Sheldon upon the exercise of options exercisable within 60 days of January 31, 2000, 68,787 shares held by Scott Sheldon and Kimberly Howard-Sheldon as joint tenants with right of survivorship and 44,753 shares held by the Sheldon Children's 1999 Irrevocable Trust. Mr. Sheldon may be deemed to share voting and dispositive power with respect to the shares held by the Sheldon Children's 1999 Irrevocable Trust, and disclaims beneficial ownership of such shares.

 (3) Represents 145,931 shares issuable to Mr. Pinsky upon the exercise of options exercisable within 60 days of January 31, 2000.

 (4)  Represents:

   . 4,686 shares issuable to Mr. Bochnowski upon the exercise of options exercisable within 60 days of January 31, 2000.

   . 817,405 shares held by Delphi Ventures III, L.P. and 78,386 shares issuable to Delphi Ventures III, L.P. upon the exercise of warrants exercisable within 60 days of January 31, 2000.

   . 14,709 shares held by Delphi Bioinvestments III, L.P. and 1,411 shares issuable to Delphi Bioinvestments III, L.P. upon the exercise of warrants exercisable within 60 days of January 31, 2000.

   Mr. Bochnowski, a director of eMed and a managing member of Delphi Management Partners III, L.L.C., which is the general partner of the partnerships listed above, may be deemed to share voting and dispositive power with respect to the shares listed above and not held by him individually, and disclaims beneficial ownership of such shares.

 (5) Represents:

   .  63,274 shares held by Mr. Neff.

   . 28,644 shares issuable to Mr. Neff upon the exercise of options exercisable within 60 days of January 31, 2000.

   .  696,914 shares held by Three Arch Bay Health Sciences Fund.

   . 99,919 shares held by Thomas B. Neff Family Partnership and 32,768 shares issuable to Thomas B. Neff Family Partnership upon the exercise of warrants exercisable within 60 days of January 31, 2000.

   Mr. Neff is a director of eMed and general partner of Three Arch Bay Health Sciences Fund and Thomas B. Neff Family Partnership.

 (6) Represents 34,695 shares issuable to Mr. Pyle upon the exercise of options exercisable within 60 days of January 31, 2000.

 (7) Represents:

   . 1,227,619 shares held by Pacific Venture Group, L.P. and 38,473 shares issuable to Pacific Venture Group, L.P. upon the exercise of warrants exercisable within 60 days of January 31, 2000.

   . 57,552 shares held by PVG Associates, L.P. and 1,804 shares issuable to PVG Associates, L.P. upon the exercise of warrants exercisable within 60 days of January 31, 2000.

   .  5,681 shares held by the Sabin Family Trust.

   . 1,718 shares issuable to Mr. Sabin upon the exercise of options exercisable within 60 days of January 31, 2000.

  Mr. Sabin, a director of eMed and managing director of PVG Equity Partners, L.L.C., which is the general partner of the partnerships listed above, may be deemed to share voting and dispositive power with respect to the shares listed above and not held by him individually, and disclaims beneficial ownership of such shares.

 (8) Includes 51,163 shares issuable to Mr. Schmertzler upon the exercise of options and warrants exercisable within 60 days of January 31, 2000.

 (9) Includes 34,695 shares issuable to Mr. Strange upon the exercise of options exercisable within 60 days of January 31, 2000.

(10) Represents:

   . 751,219 shares held by Bedrock Capital Partners I, L.P. and 18,784 shares issuable to Bedrock Capital Partners I, L.P. upon the exercise of warrants exercisable within 60 days of January 31, 2000.

   . 40,785 shares held by Credit Suisse First Boston Bedrock Fund, L.P. and 787 shares issuable to Credit Suisse First Boston Bedrock Fund, L.P. upon the exercise of warrants exercisable within 60 days of January 31, 2000.

   . 39,973 shares held by VBW Employee Bedrock Fund, L.P. and 567 shares issuable to VBW Employee Bedrock Fund, L.P. upon the exercise of warrants exercisable within 60 days of January 31, 2000.

   . 9,375 shares issuable to Jason Rosenbluth upon the exercise of options exercisable within 60 days of January 31, 2000.

  All of the partnerships listed above are managed by Bedrock General Partner I, LLC. Bedrock Capital Partners I shares voting and dispositive power over the shares held by Mr. Rosenbluth pursuant to contractual arrangements and therefore may be considered the beneficial owner of these shares.

(11) Represents:

   . 239,128 shares held by Bessemer Venture Partners IV L.P. and 7,314 shares issuable to Bessemer Venture Partners IV L.P. upon the exercise of warrants exercisable within 60 days of January 31, 2000.

   . 238,686 shares held by Bessec Ventures IV L.P. and 7,194 shares issuable to Bessec Ventures IV L.P. upon the exercise of warrants exercisable within 60 days of January 31, 2000.

   . 68,046 shares held by Bessemer Venture Investors L.P. and 2,013 shares issuable to Bessemer Venture Investors L.P. upon the exercise of warrants exercisable within 60 days of January 31, 2000.

   . 28,546 shares held by BVP IV Special Situations L.P. and 845 shares issuable to BVP IV Special Situations L.P. upon the exercise of warrants exercisable within 60 days of January 31, 2000.

   . An aggregate of 106,036 shares held by, and 2,759 shares issuable upon the exercise of warrants exercisable within 60 days of September 17, 1999 to William T. Burgin, Neill H. Brownstein, Robert H. Buescher, G. Felda Hardymon, Christopher Gabrieli, the Gabrieli Family Foundation, Michael I. Barach, David J. Cowan, Bruce K. Graham, Ravi B. Mhatre, Gautam A. Prakash, Robi L. Soni, Joanna A. Strober, Craighall Corporation, Richard R. Davis, Conaly Partners, Lindsay 1994 Family Partnership, L.P., Rothfeld 1994 Family Partnership, L.P., John G. MacDonald, Howard S. Markowitz, Edward Park, Robert J.S. Roriston, Steven L. Williamson, and Woods 1994 Family Partnership, L.P.

  Deer IV & Co. LLC is the general partner of each of the partnerships listed in the first four paragraphs of this footnote. The individuals and entities listed in the fifth paragraph of this footnote are managers, members, former members or employees of, or otherwise associated with, Deer IV & Co., Deer II & Co. LLC (a company engaging in activities similar to those of Deer IV & Co.) or Bessemer Securities Corporation, or entities in which such persons hold beneficial interests. Bessemer Securities Corporation and its related entities comprise the limited partners of Bessemer Venture Partners IV and Bessec Ventures IV. The limited partners of BVP IV Special Situations are non-employee directors of Bessemer Securities Corporation. Pursuant to the rules of the Securities and Exchange Commission, each of the above individuals and entities may be deemed to be members of a group.

(12) Represents:

   . 290,178 shares held by Seaflower BioVenture Fund II, LLC and 78,543 shares issuable to Seaflower BioVenture Fund II, LLC upon the exercise of warrants exercisable within 60 days of January 31, 2000.

   . 210,656 shares held by Seaflower Health and Technology Fund, LLC and 27,183 shares issuable to Seaflower Health and Technology Fund, LLC upon the exercise of warrants exercisable within 60 days of January 31, 2000.

  James Sherblom is the general manager of both of the limited liability companies listed above.

(13) Represents:

   .  Shares described in notes 1, 2, 3, 4, 5, 6, 7, 8, and 9 above.

   . 21,959 shares held by, and 52,700 shares issuable to, executive officers not listed in the notes above upon exercise of options exercisable within 60 days of January 31, 2000.

                              CERTAIN TRANSACTIONS

   In addition to the transactions described under "Compensation Committee Interlocks and Insider Participation" the following describes transactions in which our directors and principal shareholders have participated.

Series K Preferred Stock

   Pursuant to their July 1998 commitments, in January 1999 Bedrock Capital Partners I, L.P., VBW Employee Bedrock Fund, L.P. and Credit Suisse First Boston Bedrock Fund L.P., which collectively own more than 5% of our common stock and for each of which Jason Rosenbluth, who was at the time a director, has management authority, purchased 178,571 shares of Series K preferred stock and warrants to purchase 20,138 shares of common stock for aggregate consideration of $250,000. Pacific Venture Group, L.P. and PVG Associates, L.P., which collectively hold more than 5% of our common stock, purchased 357,142 shares of Series K preferred stock and warrants to purchase 40,277 shares of common stock for aggregate consideration of $500,000. Bessemer Venture Partners IV, L.P., Bessec Ventures IV, L.P., and associated investors, who collectively hold more than 5% of our common stock, purchased 178,571 shares of Series K preferred stock and warrants to purchase 20,138 shares of common stock for aggregate consideration of $250,000.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 35,000,000 shares of common stock, par value $0.01 per share and 15,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of December 31, 1999, 8,417,194 shares of common stock were outstanding, held of record by 161 stockholders. As of December 31, 1999, options were outstanding which are exercisable for 1,701,357 shares of common stock at a weighted average exercise price of $1.52 per share. Also as of December 31, 1999, there were warrants to purchase 522,440 shares of common stock at exercise prices from $0.02 to $1.20 per share and warrants to purchase 409,091 shares of Series J preferred stock at an exercise price of $1.10 per share. Upon the closing of this offering, the warrants to purchase Series J preferred stock will become warrants to purchase 170,449 shares of common stock. Also, as of January 31, 2000, 764,671 additional shares of our common stock had been reserved for issuance under our stock plans.

Common Stock

   Under our amended and restated certificate of incorporation, holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. They do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding series of preferred stock, holders of our common stock are entitled to share ratably in any dividends that may be declared by the board of directors out of legally available funds. In case of a liquidation, dissolution or winding up of eMed, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders, in each case after payment of all of our liabilities and subject to preferences that may be applicable to any series of preferred stock then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. After the closing of this offering, there will be no shares of preferred stock outstanding.

Preferred Stock

   Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time, shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and other special rights of the preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock. The issuance may also have the effect of discouraging, delaying or preventing a change in control of eMed, regardless of whether the transaction may be beneficial to stockholders. We have no current plans to issue any additional shares of preferred stock.

Liability of Directors

   Our amended and restated certificate of incorporation provides that our directors shall not be liable to eMed or its stockholders for monetary damages for any breach of fiduciary duty, except to the extent otherwise required by the Delaware General Corporation Law. This provision will not prevent our stockholders from obtaining injunctive or other relief against our directors. This provision also does not shield our directors from liability under federal or state securities laws.

Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and By-laws

   Certain provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation and amended and restated by-laws may be deemed to have an anti-takeover effect and may discourage, delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

   Delaware Anti-Takeover Laws. We will be subject to Section 203 of the Delaware General Corporation Law. This statute will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which one person became an interested stockholder, unless:

  . the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by our board of directors before the stockholder became an interested stockholder,

  . upon consummation of the transaction that made the stockholder an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer, or

  . the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock, other than voting stock owned by the interested stockholder.

   A "business combination" generally includes mergers or consolidations between us and an interested stockholder, transactions with an interested stockholder involving our assets or stock or assets or stock of our majority-owned subsidiaries, if any, and transactions which increase an interested stockholder's percentage ownership of stock.

   An "interested stockholder" generally includes those stockholders who become beneficial owners of 15% or more of our voting stock, together with affiliates or associates of that stockholder.

   Cumulative Voting. Our amended and restated certificate of incorporation does not provide stockholders the right to cumulate votes in the election of directors.

   Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation eliminates the ability of stockholders to act by written consent. Our by-laws provide that special meetings of our stockholders may be called only by the chairman of the board of directors, the chief executive officer or a majority of the board of directors or at the direction of stockholders holding in the aggregate at least 20% of our common stock. These provisions could have the effect of delaying for 90 days or until the next annual meeting of stockholders those actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person from making a tender offer for our common stock, because that person, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called meeting of stockholders and not by written consent.

   Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be received at our principal executive offices not less than (1) 60 days in advance of the meeting if it is held within 30 days before the anniversary of the previous year's annual meeting or (2) 90 days in advance of the meeting if it is held on or after the anniversary of the previous year's annual meeting. In any other event, in order to be timely, notice from the stockholder must be received no later than the fifteenth day following the date on which notice of the annual meeting was mailed to stockholders or made public, whichever occurred earlier. Our amended and restated by-laws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. However, in the case of any meeting called at the direction of stockholders, the stockholders requesting the meeting be called must give us at least 90 days notice of any matter to be presented at that meeting.

   Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

   Classified Board of Directors. Our amended and restated certificate of incorporation provides that our board of directors shall be divided into three classes which serve staggered three-year terms (after their initial terms). As a result of this classification, no more than one third of the board of directors will be elected each year. This may make it more difficult for an acquiring party to take control of the board of directors.

   Removal of Directors. Our by-laws provide that any director, or the entire board, may be removed, only with cause, by the holders of two-thirds of the shares then entitled to vote in an election of directors, unless otherwise specified by law.

   Amendments; Supermajority Vote Requirements. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation imposes supermajority vote requirements in connection with the amendment of provisions of our amended and restated certificate of incorporation relating to the classification of our board of directors. Our by-laws impose supermajority vote requirements in connection with the amendment of the following provisions of our by-laws related to our corporate structure:

  . provisions regarding the location of stockholder meetings, quorums at stockholder meetings, voting power, proxies, shareholder actions without meetings and annual meetings,

  . provisions regarding the number of directors, the filling of vacancies, resignations and removals, and quorums and adjournments of director meetings, and

  .  amendments of the provision governing amendments.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is expected to be American Stock Transfer & Trust Company.

Listing

   We have applied to list our common stock on the Nasdaq National Market under the trading symbol "EMDT."

                        SHARES ELIGIBLE FOR FUTURE SALE

   The sale of a substantial amount of our common stock in the public market after this offering could adversely affect the prevailing market price of our common stock. Furthermore, because few shares will be available for sale shortly after this offering due to the contractual and legal restrictions on resale described below, the sale of a substantial amount of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding an aggregate of shares of our common stock, assuming no exercise of the underwriters' overallotment option and no exercise of outstanding options or warrants. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

   Upon the expiration of the lock-up agreements described under "Underwriting" and subject to the provisions of Rule 144 and Rule 701, restricted shares
totaling      will be available for sale in the public market 180 days after
the date of this prospectus. Of those shares,      will be available pursuant
to Rule 144(k) and      will be available pursuant to Section 701. The sale of
restricted securities under those rules, is subject to volume limitations for one year following a one year holding period, unless the shares are held by affiliates, in which case the sale continues to be subject to volume limitatons until the holder is no longer an affiliate.

Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year from the later of the date those shares of common stock were acquired from us or from an affiliate of ours would be entitled to sell within any three month period a number of shares that does not exceed the greater of:

  (1) one percent of the number of shares of common stock then outstanding,
  which will equal approximately     shares immediately after this offering;
  or

  (2) the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of any shares of common stock.

   The sales of any shares of common stock under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other restrictions, but without regard to the one-year holding period.

Rule 144(k)

   Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years from the later of the date such shares of common stock were acquired from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted pursuant to the lock-up agreements or otherwise, those shares may be sold immediately upon the completion of this offering.

Rule 701

   In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with the holding period contained in Rule 144. In addition, these shareholders who are not our affiliates can resell without compliance with the volume limitations and notice requirements of Rule 144.

   No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. We are unable to estimate the number of our shares that may be sold in the public market pursuant to Rule 144 or Rule 701 because this will depend on the market price of our common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of our common stock in the public market could adversely affect the market price of our common stock.

Stock Plans

   We intend to file a registration statement under the Securities Act covering 3,062,500 shares of common stock reserved for issuance under the eMed 1994 Stock Plan. This registration statement is expected to be filed as soon as practicable after the effective date of this offering.

   At December 31, 1999, there were options to purchase 1,701,357 shares outstanding under our stock option plans and otherwise. All of these shares will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of options held by shareholders who are subject to lock-up agreements, the expiration of those agreements.

Registration Rights

   We have entered into two agreements with groups of holders of 7,691,702 shares of our common stock that entitle those holders to require us to register their shares for resale under the Securities Act of 1933.

   Under the agreement with holders of our Series J preferred stock, holders of at least 30% of the common stock issued on conversion of the Series J preferred stock can require us to register the sale of their common stock two separate times. We only must register those shares if they would have an aggregate offering price of at least $15 million and if the request is made after 180 days following the effective date of this prospectus. After we have satisfied the requirements for using the shorter S-3 registration form, holders offering to sell at least $500,000 of common stock can require us to register their common stock on that form. We would not be required to file more than two of these registrations in any 12 month period. These holders also have the right to require us to include their shares in any future registered offering of securities by us, subject to market conditions.

   Under our other registration rights agreement, other holders of our equity securities have rights similar to those described in the previous paragraph. However, this agreement provides that if in any registered offering, shares must be excluded from the offering because of marketing factors, shares covered by this agreement will be excluded before any shares issuable on conversion of the Series J preferred stock are excluded.

                                  UNDERWRITING

General

   Under the terms and conditions contained in an underwriting agreement dated
     , 2000, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, SG Cowen Securities Corporation, SoundView Technology Group, Inc. and DLJdirect Inc., have severally agreed to purchase from us the number of shares of common stock set forth opposite their names below:

                                                                       Number of
           Underwriter                                                  Shares
           -----------                                                 ---------
   Donaldson, Lufkin & Jenrette Securities Corporation................
   SG Cowen Securities Corporation....................................
   SoundView Technology Group, Inc. ..................................
   DLJdirect Inc......................................................
                                                                          ---
       Total..........................................................
                                                                          ===

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock in this offering are conditioned upon approval by their counsel of legal matters concerning this offering and satisfaction of conditions precedent by us. The underwriters are obligated to purchase and accept delivery of all the shares of common stock in this offering, other than those shares covered by the over-allotment option described below, if any are purchased.

   The underwriters initially propose to offer some of the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the
initial public offering price less a concession not in excess of $   per share.
The underwriters may allow, and those dealers may re-allow, a concession not in
excess of $   per share on sales to other dealers. After the initial offering of the common stock to the public, the representatives may change the public offering price and concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The following table shows the underwriting fees to be paid by us in connection with this offering. This information is presented assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                                  No      Full
                                                               Exercise Exercise
                                                               -------- --------
   Per share..................................................  $        $
   Total......................................................  $        $

   We will pay the offering expenses, estimated to be approximately $ million. We will pay to the underwriters underwriting discounts and commissions in an amount equal to the public offering price per share of common stock less the amount the underwriters pay to us for each share of common stock sold by us.

   We have granted to the underwriters an option, exercisable for 30 days after
the date of this prospectus to purchase up to    additional shares of common
stock at the initial public offering price less the underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent the underwriters exercise this option, each underwriter will be obligated, upon satisfaction of certain conditions to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitments.

   We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities.

   For a period ending 180 days from the date of this prospectus, we and our executive officers, directors, most of our other stockholders will agree not to, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:

  . issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale or maintain any short position, establish or maintain a put equivalent position,

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash, or otherwise.

   Prior to this offering, no public market has existed for our common stock. We will negotiate the initial public offering price for our common stock with the representatives, but the price may not reflect the market price for our common stock after this offering. The factors considered in determining the initial public offering price include:

  .the history of and prospects for the industry in which we compete;

  .our past and present operations;

  .our historical results of operations;

  .our prospects for future operational results;

  .recent market prices of securities of generally comparable companies; and

  .general conditions of the securities market at the time of this offering.

   We have applied to list our common stock on the Nasdaq National Market under the symbol "EMDT" upon official notification of issuance.

   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock in any jurisdiction where that would not be permitted or legal.

   In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock in the open market to cover such syndicate short positions or to stabilize the price of our common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise, or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report which indicates that the clients of such syndicate members have "flipped" our common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   At our request, the underwriters have reserved for sale, at the initial
public offering price, up to   % of the shares of common stock offered by this
prospectus for sale to our officers, directors, employees and their family members and to business associates, including clients, consultants and other friends. These persons must commit to purchase after the registration statement has become effective but before the opening of business on the following business day. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

   A prospectus in electronic format is being made available on an Internet website maintained by Wit SoundView's affiliate, Wit Capital Corporation. In addition, all dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on websites maintained by each of these dealers. Other than the prospectus in electronic form, the information on Wit Capital Corporation's website and any information contained on any other website maintained by Wit Capital Corporation is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

   An electronic prospectus is also available on the website maintained by DLJdirect Inc.

   The following SG Cowen Securities Corporation Managing Directors, in the aggregate, own shares of our common stock: David MacGregor Malcolm, Satish K. Tyagi, Ian Hardington, Kim Fennebresque, Bradford C. Yates, Eric Cohen, William
B. Buchanan, Jr., David M. Feinman and Namil R. Parekh. These shares are restricted from sale, transfer, assignment or hypothecation for 180 days after the closing of this offering.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for eMed by Ropes & Gray, Boston, Massachusetts. Various legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

   The financial statements of eMed at December 31, 1998 and 1999 and for the three years in the period ended December 31, 1999, included in this prospectus, and the financial statements of E-Systems Medical Electronics, a division of Raytheon, at December 31, 1997 and November 23, 1998 and for the year ended December 31, 1997 and the period from January 1, 1998 through November 23, 1998, included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules which are part of the Registration Statement. Any statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

   You may read and copy all or any portion of the Registration Statement or any reports, statements or other information in the files at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New
York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee by writing to the Commission. You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the Registration Statement, will also be available to you on the internet website maintained by the Commission at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

eMed Technologies Corporation
  Report of Independent Accountants.......................................  F-2
  Balance Sheet as of December 31, 1998 and 1999 and Pro Forma Balance
   Sheet as of December 31, 1999 (unaudited)..............................  F-3
  Statement of Operations for the years ended December 31, 1997, 1998 and
   1999...................................................................  F-4
  Statement of Changes in Stockholders' Equity for the years ended
   December 31, 1997, 1998 and 1999.......................................  F-5
  Statement of Cash Flows for the years ended December 31, 1997, 1998 and
   1999...................................................................  F-6
  Notes to Financial Statements...........................................  F-7
E-Systems Medical Electronics (a division of Raytheon E-Systems, Inc.)
  Report of Independent Accountants....................................... F-19
  Balance Sheet as of December 31, 1997 and November 23, 1998............. F-20
  Statement of Operations and Accumulated Deficit for the year ended
   December 31, 1997 and for the period from January 1, 1998 through
   November 23, 1998...................................................... F-21
  Statement of Cash Flows for the year ended December 31, 1997 and for the period from January 1, 1998 through November 23, 1998.................. F-22
  Notes to Financial Statements........................................... F-23
Unaudited Pro Forma Combined Statement of Operations
  Unaudited Pro Forma Combined Statement of Operations for the year ended
   December 31, 1998...................................................... F-27
  Notes to Unaudited Pro Forma Combined Statement of Operations........... F-28

                       Report of Independent Accountants

To the Board of Directors and Stockholders of eMed Technologies Corporation:

   In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of eMed Technologies Corporation at December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 24, 2000
                         eMed Technologies Corporation

                                 Balance Sheet

                                                                    Pro Forma
                                              December 31,         December 31,
                                         ------------------------  ------------
                                            1998         1999          1999
                                         -----------  -----------  ------------
                                                                   (unaudited)
Assets
Current assets:
 Cash and cash equivalents.............. $ 2,259,052  $ 4,463,581
 Accounts receivable, net of allowance
  for doubtful account of $487,073 and
  $460,006 at December 31, 1998 and
  1999, respectively....................   4,926,216    5,898,262
 Inventories............................   2,011,410    1,567,869
 Prepaid expenses and other current as-
  sets..................................     330,641      106,477
                                         -----------  -----------
  Total current assets..................   9,527,319   12,036,189
Fixed assets, net.......................     991,181    1,116,077
Goodwill, net...........................      77,016       68,673
Other assets............................      49,810       56,207
Assets held for sale....................     861,000          --
                                         -----------  -----------
  Total assets.......................... $11,506,326  $13,277,146
                                         ===========  ===========
Liabilities and Stockholders' Equity
Current liabilities:
 Current portion of capital lease obli-
  gations............................... $    45,796  $     6,358
 Short-term debt........................   2,797,359    2,801,621
 Note payable to Raytheon...............   2,200,000          --
 Accounts payable.......................   2,372,307    2,646,171
 Accrued employee benefits..............     351,150      550,848
 Accrued warranty expenses..............     478,888      873,148
 Other accrued expenses.................     811,470      702,524
 Accrued acquisition reserves...........     335,842          --
 Deferred revenue.......................   1,382,887    1,193,156
                                         -----------  -----------
  Total current liabilities.............  10,775,699    8,773,826
Capital lease obligations...............       6,521          --
Long-term debt..........................     335,893       79,304
                                         -----------  -----------
  Total liabilities.....................  11,118,113    8,853,130
                                         -----------  -----------
Commitments and contingencies (Note 12)
Stockholders' equity:
Convertible preferred stock, $0.01 par
 value..................................      77,346      118,775  $       --
Common stock, $0.01 par value;
 Authorized: 35,000,000 shares; Issued:
 485,640 and 602,714 shares at December
 31, 1998 and 1999, respectively; and
 8,458,866 shares issued at December 31,
 1999 pro forma (unaudited);
 Outstanding: 443,969 and 561,042 shares
 at December 31, 1998 and 1999,
 respectively; and 8,417,194 shares
 outstanding at December 31, 1999 pro
 forma (unaudited)......................       4,856        6,027       84,589
Additional paid-in capital..............  20,166,076   29,757,664   29,757,662
Deferred compensation...................         --    (3,037,317)  (3,037,317)
Treasury stock..........................     (50,000)     (50,000)     (50,000)
Accumulated deficit..................... (19,810,065) (22,371,133) (22,371,135)
                                         -----------  -----------  -----------
  Total stockholders' equity............     388,213    4,424,016    4,424,016
  Total liabilities and stockholders'
   equity............................... $11,506,326  $13,277,146  $13,277,146
                                         ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                         eMed Technologies Corporation

                            Statement of Operations

                                              Year ended December 31,
                                        -------------------------------------
                                           1997         1998         1999
                                        -----------  -----------  -----------
Revenue:
 Product............................... $ 7,164,242  $11,299,756  $20,250,613
 Service...............................     862,762    1,294,411    3,319,999
                                        -----------  -----------  -----------
  Total revenue........................   8,027,004   12,594,167   23,570,612
                                        -----------  -----------  -----------
Cost of revenue:
 Product (excluding $11,612 of stock-
  based compensation in 1999)..........   5,553,543    7,223,230    8,944,773
 Service (excluding $41,735 of stock-
  based compensation in 1999)..........   1,458,579    1,752,909    3,372,627
                                        -----------  -----------  -----------
  Total cost of revenue................   7,012,122    8,976,139   12,317,400
                                        -----------  -----------  -----------
  Gross margin.........................   1,014,882    3,618,028   11,253,212
                                        -----------  -----------  -----------
Operating expenses:
 Research and development (excluding
  $74,901 of stock-based compensation
  in 1999).............................   1,300,360    2,361,430    3,364,170
 Sales and marketing (excluding
  $201,425 of stock-based
  compensation in 1999)................   2,912,125    3,498,169    5,313,172
 General and administrative (excluding
  $305,502 of stock-based compensation
  in 1999).............................   1,981,861    2,722,340    4,345,692
 Stock-based compensation..............         --           --       635,175
                                        -----------  -----------  -----------
  Total operating expenses.............   6,194,346    8,581,939   13,658,209
                                        -----------  -----------  -----------
Loss from operations...................  (5,179,464)  (4,963,911)  (2,404,997)
Interest income........................      66,025      134,732      184,320
Interest expense.......................    (269,591)    (240,343)    (296,496)
Other expense..........................    (242,139)     (43,432)     (43,895)
                                        -----------  -----------  -----------
  Net loss............................. $(5,625,169) $(5,112,954) $(2,561,068)
                                        ===========  ===========  ===========
Basic and diluted net loss per share... $    (12.45) $    (11.70) $     (5.12)
Shares used in computing basic and di-
 luted net loss per share..............     451,676      436,949      500,012
Unaudited pro forma basic and diluted
 net loss per share....................                           $     (0.31)
Shares used in computing unaudited pro
 forma basic and diluted net loss per
 share.................................                             8,356,164


   The accompanying notes are an integral part of these financial statements.

                         eMed Technologies Corporation

                  Statement of Changes in Stockholders' Equity

                           Convertible
                         preferred stock    Common stock
                       ------------------- -------------- Additional                                            Total
                                    Par             Par     paid-in     Deferred    Treasury  Accumulated   stockholders'
                         Shares    value   Shares  value    capital   compensation   stock      deficit        equity
                       ---------- -------- ------- ------ ----------- ------------  --------  ------------  -------------
Balance, December 31,
 1996................       3,726 $     37 450,752 $4,508 $11,616,107 $       --    $    --   $ (9,071,942)  $ 2,548,710
Exercise of common
 stock options.......                        1,562     15       1,860                                              1,875
Issuance of 409,091
 warrants to purchase
 Series J convertible
 preferred stock.....                                         161,000                                            161,000
Issuance of 7,730,909
 shares of Series J
 convertible
 preferred stock.....   7,730,909   77,309                  8,333,868                                          8,411,177
Issuance of stock
 options to
 nonemployees........                                          13,580      (8,002)                                 5,578
Net loss.............                                                                           (5,625,169)   (5,625,169)
                       ---------- -------- ------- ------ ----------- -----------   --------  ------------   -----------
Balance, December 31,
 1997................   7,734,635   77,346 452,314  4,523  20,126,415      (8,002)       --     (14,697111)    5,503,171
Exercise of common
 stock options.......                       33,326    333      39,661                                             39,994
Purchase of common
 stock held as
 treasury shares.....                                                                (50,000)                    (50,000)
Amortization of
 deferred
 compensation........                                                       8,002                                  8,002
Net loss.............                                                                           (5,112,954)   (5,112,954)
                       ---------- -------- ------- ------ ----------- -----------   --------  ------------   -----------
Balance, December 31,
 1998................   7,734,635   77,346 485,640  4,856  20,166,076         --     (50,000)  (19,810,065)      388,213
Exercise of common
 stock options.......                       65,889    659      84,148                                             84,807
Issuance of 4,142,857
 shares of Series K
 convertible
 preferred stock.....   4,142,857   41,429                  5,756,037                                          5,797,466
Exercise of common
 stock warrants......                       51,185    512      60,911                                             61,423
Deferred compensation
 related to stock
 option grants.......                                       3,690,492  (3,690,492)                                   --
Amortization of
 deferred
 compensation........                                                     653,175                                653,175
Net loss ............                                                                           (2,561,068)   (2,561,068)
                       ---------- -------- ------- ------ ----------- -----------   --------  ------------   -----------
Balance, December 31,
 1999 ...............  11,877,492 $118,775 602,714 $6,027 $29,757,664 $(3,037,317)  $(50,000) $(22,371,133)  $ 4,424,016
                       ========== ======== ======= ====== =========== ===========   ========  ============   ===========

   The accompanying notes are an integral part of these financial statements.

                         eMed Technologies Corporation

                            Statement of Cash Flows

                Increase (Decrease) in Cash and Cash Equivalents

                                                Year ended December 31,
                                          -------------------------------------
                                             1997         1998         1999
                                          -----------  -----------  -----------
 Cash flows from operating activities:
 Net loss...............................  $(5,625,169) $(5,112,954) $(2,561,068)
 Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Depreciation and amortization.........      469,488      521,006      621,122
  Amortization of debt discount.........      119,000          --           --
  Loss on disposal of fixed assets......      236,764       50,933       70,652
  Compensation expense associated with
   issuance of stock options............        5,578        8,002      653,175
  Preferred stock issued in lieu of
   cash payment for interest............       22,906          --           --
  Changes in operating assets and
   liabilities, net of effects from
   acquisition of E-Systems Medical
   Electronics:
   Accounts receivable..................   (2,489,335)      36,664     (972,046)
   Inventories..........................     (399,200)     638,428      443,541
   Prepaid expenses and other current
    assets..............................     (715,014)     553,719      224,164
   Accounts payable.....................    1,302,059       19,673      273,864
   Accrued employee benefits............      209,678      (19,382)     199,698
   Accrued warranty expenses............      100,657      178,231      394,260
   Other accrued expenses...............      366,210     (302,859)    (108,946)
   Accrued acquisition reserves.........          --           --      (335,842)
   Deferred revenue.....................      284,375      689,532     (189,731)
                                          -----------  -----------  -----------
    Net cash used in operating
     activities.........................   (6,112,003)  (2,739,007)  (1,287,157)
                                          -----------  -----------  -----------
 Cash flows from investing activities:
 Purchases of fixed assets..............     (853,122)    (465,274)    (808,327)
 Change in other assets.................       11,596      (17,054)      (6,397)
 Cash paid for the acquisition of E-
  Systems Medical Electronics, net of
  cash acquired.........................          --      (999,300)         --
 Proceeds from sale of assets held for
  sale..................................          --           --       861,000
                                          -----------  -----------  -----------
    Net cash (used in) provided by
     investing activities...............     (841,526)  (1,481,628)      46,276
                                          -----------  -----------  -----------
 Cash flows from financing activities:
 Principal payments of capital lease
  obligations...........................     (189,842)    (179,746)     (45,959)
 Cash received for fixed assets.........       46,028          --           --
 Proceeds from issuance of convertible
  notes and warrants....................    1,500,000          --           --
 Borrowings from lines of credit........      884,527    2,390,039        4,262
 Principal payments of debt.............          --      (141,314)    (256,589)
 Payment of note payable due to
  Raytheon for the acquisition of
  E-Systems Medical Electronics.........          --           --    (2,200,000)
 Proceeds from issuance of convertible
  preferred stock.......................    6,930,271          --     5,797,466
 Proceeds from exercise of common stock
  options...............................        1,875       39,994       84,807
 Proceeds from issuance of common stock
  warrants..............................          --           --        61,423
 Purchase of common stock held in
  treasury..............................          --       (50,000)         --
                                          -----------  -----------  -----------
    Net cash provided by financing
     activities.........................    9,172,859    2,058,973    3,445,410
                                          -----------  -----------  -----------
 Net increase (decrease) in cash and
  cash equivalents......................    2,219,330   (2,161,662)   2,204,529
 Cash and cash equivalents, beginning of
  year..................................    2,201,384    4,420,714    2,259,052
                                          -----------  -----------  -----------
 Cash and cash equivalents, end of
  year..................................  $ 4,420,714  $ 2,259,052  $ 4,463,581
                                          ===========  ===========  ===========
 Supplemental cash flow disclosures:
  Cash paid for interest................  $   122,458  $   240,343  $   296,496
                                          ===========  ===========  ===========

Non-cash financing and investing activities:

During 1997, eMed converted $1,480,906 of convertible notes and long-term debt into convertible preferred stock.

During 1998, in connection with the acquisition of E-Systems Medical Electronics, eMed issued $2,200,000 of notes payable, acquired assets of $5,020,053 and assumed liabilities of $1,897,069.

   The accompanying notes are an integral part of these financial statements.

                         eMed Technologies Corporation

                         Notes to Financial Statements

1. Nature of Business

   eMed Technologies Corporation ("eMed"), formerly known as ACCESS Radiology Corporation, was incorporated under the laws of Delaware in March 1992. In late 1996, eMed began selling FrameWave communications infrastructure products and related services to healthcare providers primarily within the United States. eMed operates in one business segment.

2. Summary of Significant Accounting Policies

Cash Equivalents

   eMed invests its excess cash in money market funds of major financial institutions. These investments are subject to minimal credit and market risk. Cash equivalent investments are classified as available for sale and are carried at cost, which approximates fair value.

Fair Value of Financial Instruments

   The carrying amounts of eMed's financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and short- and long-term debt, approximate their fair values at December 31, 1998 and 1999.

Revenue Recognition, Significant Customers and Concentration of Credit Risk

   Revenue from product sales is recognized upon shipment to the customer provided that evidence of an arrangement exists, fees are fixed or determinable, risk of loss has passed to the customer, collection of the related receivable is probable and no uncertainty exists about customer acceptance. In the event uncertainty exists about customer acceptance of product sales, such as performance criteria beyond that of eMed's standard product specifications, revenue is deferred until acceptance occurs. Customer payments received in advance of product shipments are recorded as deferred revenue. eMed typically provides a one-year warranty on all products sold. eMed accrues the estimated costs to be incurred in connection with product warranty upon product shipment.

   Service revenue consists of customer fees from installation and training, network-based comprehensive support and post-warranty product maintenance. Revenue from installation and training is recognized as the work is performed. Revenue from support agreements and post-warranty product maintenance contracts is deferred and recognized ratably over the applicable periods. Revenue under arrangements where multiple elements are sold together is allocated to each element based on their relative fair values.

   At December 31, 1998 and 1999, the Company had cash balances at certain financial institutions in excess of federally insured limits. However, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

   Financial instruments which potentially expose eMed to concentration of credit risk include accounts receivable. eMed performs ongoing evaluations of customers' financial condition and does
                         eMed Technologies Corporation
not generally require collateral. At December 31, 1998, accounts receivable from one customer accounted for approximately 11% of the total amounts due to eMed. At December 31, 1999, no customers accounted for more than 10% of the total amounts due to eMed.

   In 1997, sales with one customer accounted for approximately 18% of eMed's total revenue. In 1998, sales with two customers accounted for approximately 10% and 11% of eMed's total revenue. In 1999, no customers accounted for more than 10% of eMed's total revenue.

Inventories and Concentration of Suppliers

   Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out (FIFO) method.

   eMed purchases certain components of eMed's products from limited suppliers. A change in or loss of these suppliers could cause a delay in filling customer orders and a possible loss of sales, which could adversely affect results of operations; however, management believes that suitable replacement suppliers could be obtained in such an event.

Fixed Assets

   Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Fixed assets held under capital leases are amortized over the shorter of the lease term or the estimated useful life of the related asset. Repair and maintenance costs are expensed as incurred.

Research and Development and Software Development Costs

   Costs incurred in the research and development of eMed's products are expensed as incurred. Costs associated with the development of computer software are expensed prior to establishing technological feasibility, as defined by SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," and capitalized thereafter until commercial release of the products. Software development costs eligible for capitalization have not been significant to date.

Internal Use Software

   On January 1, 1999, eMed adopted American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). Accordingly, eMed capitalizes costs associated with the design and implementation of its internally developed software. To date, internal costs eligible for capitalization under SOP 98-1 have not been significant.

Stock-Based Compensation

   eMed accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. eMed has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," for disclosure purposes only (Note 9).

                         eMed Technologies Corporation

Advertising Costs

   Advertising costs are charged to operations as incurred. Advertising costs were approximately $114,000, $106,000 and $207,000 in the years ended December 31, 1997, 1998 and 1999, respectively.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Pro Forma Balance Sheet

   Upon the closing of eMed's anticipated initial public offering, all shares of convertible preferred stock outstanding at December 31, 1999 (Note 7) will automatically convert into 7,856,152 shares of common stock. This conversion has been reflected in the unaudited pro forma balance sheet as of December 31, 1999.

Net Loss per Share and Unaudited Pro Forma Net Loss per Share

   Net loss per share is computed in accordance with SFAS No. 128, "Earnings per Share." Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding, excluding shares of common stock subject to repurchase. Diluted net loss per share does not differ from basic net loss per share since potential common shares from conversion of preferred stock, exercise of stock options and warrants and the lapsing of restrictions on common stock subject to repurchase are antidilutive for all periods presented. Unaudited pro forma basic and diluted net loss per share has been calculated assuming the conversion of all outstanding shares of preferred stock into common shares, as if the shares had converted immediately upon their issuance.

Recently Issued Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133, as amended, is effective for eMed beginning January 1, 2001. eMed does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

3. Acquisition

   On November 23, 1998, eMed purchased certain assets and assumed certain liabilities of E-Systems Medical Electronics, a division of Raytheon, for total consideration of $3,200,000. E-Systems Medical Electronics was engaged in the business of designing, manufacturing and marketing electronic medical imaging hardware and software systems and providing technical and network
                         eMed Technologies Corporation
services to healthcare providers within the United States. The acquisition was funded by a $2,200,000 note payable to Raytheon (Note 6) and $1,000,000 in cash which was obtained from eMed's working capital facility (Note 6).

   The acquisition was accounted for under the purchase method of accounting and, accordingly, operating results of this business subsequent to the date of acquisition have been included in eMed's financial statements. The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired of $77,016 was recorded as goodwill and is being amortized over a period of ten years using the straight-line method. In February 1999, certain assets, primarily inventory, purchased in the acquisition were sold for total consideration of $861,000. These assets were classified as assets held for sale at December 31, 1998.

   The following unaudited pro forma data summarizes the results of operations for the years ended December 31, 1997 and 1998 as if the acquisition of E-Systems Medical Electronics had been completed on January 1, 1997 and 1998, respectively. The pro forma data gives effect to actual operating results prior to the acquisition with adjustments for interest expense and amortization of goodwill and the sale of assets held for sale at December 31, 1998.

   These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred on January 1, 1997 and 1998 or that may be obtained in the future.

                                                             Year ended
                                                            December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
                                                             (unaudited)
   Revenue............................................ $19,451,507  $20,708,044
   Net loss........................................... (16,302,719) (11,457,663)
   Net loss per share:
   Basic and diluted.................................. $    (36.09) $    (26.22)

   In connection with the acquisition of E-Systems Medical Electronics, eMed undertook a restructuring of the acquired business. In accordance with Emerging Issues Task Force ("EITF") No. 95-3 "Recognition of Liabilities in Connection with a Purchase Business Combination," eMed established a reserve of approximately $412,000, primarily related to severance and other employee related costs of $339,000 and other exit costs of $73,000. The restructuring plan consisted of the sale of certain monitor inventory and the exit of related activities and a reduction in acquired headcount. eMed has terminated the direct sales activity of the acquired company and discontinued shipping and manufacturing certain acquired product lines. From the date of acquisition through December 31, 1998, eMed paid approximately $76,000 of the planned costs which related solely to severance payments. In the year ended December 31, 1999, eMed paid an additional $336,000 of the planned costs which were comprised of $73,000 of other exit costs and $263,000 of severance and other employee-related costs. As of December 31, 1998 and 1999, the acquisition reserves balance was $335,842 and $0, respectively.

                         eMed Technologies Corporation

4. Inventories

                                                              December 31,
                                                          ---------------------
                                                             1998       1999
                                                          ---------- ----------
   Raw materials and purchased components................ $1,545,650 $1,296,661
   Work in process.......................................    107,336    139,709
   Finished goods........................................    358,424    131,499
                                                          ---------- ----------
                                                          $2,011,410 $1,567,869
                                                          ========== ==========

5. Fixed Assets

                                                              December 31,
                                              Estimated   ---------------------
                                             Useful lives    1998       1999
                                               (years)    ---------- ----------
   Furniture and fixtures..................       5       $  194,503 $  223,104
   Office equipment and computers..........       3          256,957    267,000
   Electronic medical imaging equipment....       3        1,558,018  2,022,914
   Leasehold improvements..................   Lease term      90,940    126,678
                                                          ---------- ----------
                                                           2,100,418  2,639,696
   Less--Accumulated depreciation and amor-
    tization...............................                1,109,237  1,523,619
                                                          ---------- ----------
                                                          $  991,181 $1,116,077
                                                          ========== ==========

   At December 31, 1998 and 1999, furniture and electronic medical imaging equipment held under capital leases totaled $321,770 and $235,926, respectively. Accumulated amortization of furniture and electronic medical imaging equipment held under capital leases was $319,074 and $235,926 at December 31, 1998 and 1999, respectively. Depreciation and amortization expense on fixed assets was $469,488, $521,006 and $621,122, of which $187,838, $54,727 and $2,695 related to amortization of assets held under capital leases in 1997, 1998 and 1999, respectively.

6. Borrowings

Notes Payable

   In connection with the acquisition of certain assets and liabilities of E-Systems Medical Electronics (Note 3), eMed issued a $2,200,000 short-term note payable to Raytheon. In accordance with the terms of the note, a payment of $1,500,000 was made in January 1999. The remaining balance of $700,000 was paid in May 1999.

   At various dates through September 1997, eMed issued $1,500,000 in 6.0% convertible subordinated notes ("Notes") maturing on October 31, 1997. On September 30, 1997, in connection with the Series J convertible preferred stock offering, the Notes, together with accrued interest, were converted into 1,384,460 shares of Series J convertible preferred stock. In connection with the issuance of the Notes, eMed issued warrants to purchase 409,091 shares of Series J convertible preferred stock at an exercise price of $1.10. The warrants expire on June 30, 2002. These warrants were ascribed a value of approximately $161,000 which was reflected as a debt discount to be amortized to interest expense over the term of the Notes. Approximately $119,000 of the debt discount was amortized to interest expense for the year ended December 31, 1997.

                         eMed Technologies Corporation

Loan Facilities

   In May 1997, eMed entered into an agreement with a bank under which it may borrow up to $2,000,000 for working capital purposes ("Working Capital Facility") and $500,000 for purchases of fixed assets ("Equipment Facility"), subject to certain limitations. All borrowings under the agreement are collateralized by substantially all of eMed's assets. Under the terms of the agreement, eMed is required to comply with certain restrictive covenants, including the maintenance of certain financial ratios and limitations on indebtedness, liens, guarantees, mergers and payments of dividends.

   In April 1998, the terms of the Working Capital Facility were amended whereby eMed could borrow up to $3,000,000 subject to certain limitations, through March 31, 1999, at which time, all outstanding principal and interest was to become due. The interest rate on outstanding borrowings under this Working Capital Facility fluctuated monthly between the bank's prime rate plus 0.5% to 1.75% based on certain financial ratios. Additionally, eMed was required to pay a fee equal to 0.75% of the average unused Working Capital Facility, payable quarterly (the "Facility Fee").

   In January and March 1999, the terms of the Working Capital Facility were further amended whereby eMed could borrow up to $4,000,000, subject to certain limitations, through September 30, 1999, at which time all outstanding principal and interest was to become due. The amended interest rate on outstanding borrowings fluctuated monthly between the bank's prime rate plus 0.5% to 2.0% based on certain financial ratios and the Facility Fee was increased to 1.0%. Additionally, the amended Working Capital Facility required eMed to raise $2.0 million of additional capital by June 30, 1999. This additional capital was obtained (see Note 7.) In September 1999, terms of the Working Capital Facility were further amended, extending it through March 31, 2000, at which time all outstanding principal and interest is due.

   Borrowings under the Working Capital Facility totaled $2,550,000 at December 31, 1998 and 1999 and the interest rate at December 31, 1999 was 9.5%.

   Borrowings under the Equipment Facility bear interest, payable monthly, at the bank's prime rate plus 1.0% (9.5% at December 31, 1999). In April 1998, the terms of the Equipment Facility were amended whereby eMed could borrow up to $750,000, subject to certain limitations. At December 31, 1998, outstanding borrowings of $583,252 under the Equipment Facility converted to a three-year term loan payable in 36 monthly installments of principal and interest.

   As of December 31, 1999, future minimum principal payments under the Equipment Facility are as follows:

   Year ending
   December 31,
   ------------
   2000................................................................ $252,491
   2001................................................................   79,304
                                                                        --------
                                                                        $331,795
                                                                        ========

                         eMed Technologies Corporation

7. Preferred Stock

   Shares authorized, issued and outstanding and the carrying values of eMed's preferred stock are as follows:

                                                               December 31,
                                                            -------------------
                                                              1998      1999
                                                            --------- ---------
   Series B:
    716 shares authorized, issued and outstanding at De-
     cember 31, 1998 and 1999.............................  $ 700,228 $ 700,228
   Series C:
    450 shares authorized, issued and outstanding at De-
     cember 31, 1998 and 1999.............................  2,245,000 2,245,000
   Series E:
    345 shares authorized at December 31, 1998 and 1999;
    344 shares issued and outstanding at December 31, 1998
    and 1999..............................................  1,566,656 1,566,656
   Series F:
    1,000 shares authorized, issued and outstanding at De-
     cember 31, 1998 and 1999.............................  1,000,000 1,000,000
   Series G:
    816 shares authorized, issued and outstanding at De-
     cember 31, 1998 and 1999.............................  4,070,349 4,070,349
   Series H:
    400 shares authorized, issued and outstanding at De-
     cember 31, 1998 and 1999.............................  2,000,001 2,000,001
   Series J:
    8,140,000 shares authorized at December 31, 1998 and
    1999; 7,730,909 shares issued and outstanding at
    December 31, 1998 and 1999............................  8,411,177 8,411,177
   Series K:
    1,785,800 and 4,145,000 shares authorized at December
    31, 1998 and 1999, respectively; 0 and 4,142,857
    shares issued and outstanding at December 31, 1998 and
    1999, respectively....................................        --  5,797,466
   Undesignated:
    5,070,473 and 2,711,273 shares authorized at December
    31, 1998 and 1999, respectively.......................        --        --

   The convertible preferred stock has the following characteristics:

Dividends

   No dividends have been declared or paid by eMed through December 31, 1999. The holders of Series B, Series C, Series E, Series F, Series G, Series H and Series K convertible preferred stock ("Series Preferred") are entitled to receive noncumulative dividends whenever eMed declares a dividend on its common stock, in such an amount as they would be entitled to receive if the convertible preferred stock had been converted into common stock on the date the dividend was declared. The holders of Series J convertible preferred stock ("Series J") are entitled to receive noncumulative, annual cash dividends of $0.11 per share when and if declared by eMed, in preference to the holders of Series Preferred or common stock.

Voting

   The holders of Series Preferred and Series J are entitled to vote, together with holders of common stock, as a single class on all matters. Each stockholder is entitled to the number of votes equal to the number of shares of common stock into which such holder's shares are convertible.

                         eMed Technologies Corporation

Conversion

   Each share of Series B, Series C, Series E, Series F, Series G, Series H, Series J and Series K convertible preferred stock may be converted at any time, at the option of the stockholder, into 100, 396.83, 396.83, 833.33, 1,388.89,
1,388.89, 0.42 and 0.42 shares of common stock, respectively, subject to certain anti-dilution adjustments. All outstanding shares of Series Preferred automatically convert into common stock, at their respective conversion rate, upon the closing of an initial public offering of eMed's common stock or, in the case of Series H convertible preferred stock and Series J, automatically upon the closing of an initial public offering of eMed's common stock with gross proceeds of at least $15,000,000 to eMed and at a price to the public of at least $7.20 per common share.

Liquidation Preference

   In the event of any liquidation, dissolution or winding-up of eMed, the holders of Series J are entitled to receive, prior to any distribution to holders of Series Preferred or common stock, up to the amount of $1.10 per share, plus any declared but unpaid dividends. After the payment of the full liquidation preference of Series J, the holders of Series B, Series C, Series E, Series F, Series G, Series H and Series K are entitled to receive, prior to any distribution to holders of common stock, up to the amount of $1,000, $5,000, $5,000, $1,000, $5,000, $5,000 and $1.40 per share, respectively, plus any declared but unpaid dividends. The aggregate liquidation preference of the convertible preferred stock is approximately $26,070,000 at December 31, 1999.

8. Common Stock

   Each share of common stock entitles the holder to one vote on all matters submitted to a vote of eMed's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to any preferential dividend rights of the preferred stockholders.

Reserved Shares

   As of December 31, 1999, eMed has 10,521,206 shares of common stock reserved for issuance upon the exercise of common stock options and warrants and conversion of the outstanding convertible preferred stock, respectively.

Stock Split

   On October 12, 1999, eMed effected a 2.4-for-one reverse split on its common stock. As a result, all common stock share and per share data included in the accompanying consolidated financial statements and notes have been retroactively restated for the split.

Common Stock Warrants

   In connection with the Series K issuance, eMed issued warrants to purchase 467,188 shares of common stock at an exercise price of $0.02. The warrants expire in 2009.

                         eMed Technologies Corporation

9. Stock Plans

   Prior to adoption of the 1994 Stock Plan described below, eMed granted 25,928 nonqualified stock options to certain employees, directors and consultants of eMed of which 417 options have been exercised and 3,471 have been canceled. The stock options vested at various dates through January 1998.

   In 1994, eMed adopted the 1994 Stock Plan (the "1994 Plan") which provides for the grant of incentive stock options and nonqualified stock options, stock awards and stock purchase rights for the purchase of shares of eMed's common stock by officers, employees, consultants and directors of eMed. At December 31, 1999, the number of shares issuable pursuant to the 1994 Plan is 2,062,500. In January 2000, the Board of Directors approved an increase in the number of shares issuable pursuant to the 1994 Stock Plan to 3,062,500. The Board of Directors is responsible for administration of the 1994 Plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is granted and the rate at which each option is exercisable. Incentive stock options may be granted to any employee at an exercise price per share of not less than the fair value per common share on the date of the grant (not less than 110% of fair value in the case of holders of more than 10% of eMed's voting stock) and with a term not to exceed ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of eMed's voting stock).

   Had compensation cost attributable to the 1994 Plan and other options been determined based on the fair value of the options at the grant date consistent with the provisions of FAS 123, eMed's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                               Year ended December 31,
                                         -------------------------------------
                                            1997         1998         1999
                                         -----------  -----------  -----------
   Net loss
     As reported........................ $(5,625,169) $(5,112,954) $(2,561,068)
     Pro forma..........................  (5,653,283)  (5,180,199)  (2,690,643)
   Basic and diluted net loss per share
     As reported........................ $    (12.45) $    (11.70) $     (5.12)
     Pro forma..........................      (12.52)      (11.86)       (5.38)

   Because options vest over several years and additional option grants are expected to be made in future years, the above pro forma effects are not necessarily indicative of the pro forma effects on future years.

   Under SFAS No. 123, the fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants made during the years ended December 31, 1997, 1998 and 1999:

                                                 Year ended December 31,
                                                 ----------------------------
                                                  1997      1998      1999
                                                 -------   -------   --------
   Expected option term (years).................       5         5          5
   Risk-free interest rate......................     6.4%      5.0%       5.7%
   Dividend yield...............................     0.0%      0.0%       0.0%
   Volatility (for option grants after August
    18, 1999)...................................     0.0%      0.0%      80.0%

                         eMed Technologies Corporation

   A summary of the status of eMed's stock options as of December 31, 1997, 1998 and 1999, and changes during the years then ended is presented below:

                                                  Year ended December 31,
                          ---------------------------------------------------------------------------
                                   1997                     1998                      1999
                          ------------------------ ------------------------ -------------------------
                                      Weighted-                Weighted-                 Weighted-
                                       average                  average                   average
                           Shares   exercise price  Shares   exercise price  Shares    exercise price
                          --------  -------------- --------  -------------- ---------  --------------
Outstanding at beginning
 of year................   235,812      $1.15       510,197      $1.18        987,300      $1.20
Granted.................   331,536      $1.20       564,697      $1.20        832,622      $1.62
Exercised...............    (1,562)     $1.20       (33,326)     $1.20        (65,888)     $1.23
Canceled................   (55,589)     $1.20       (54,268)     $1.20        (52,677)     $1.44
                          --------      -----      --------      -----      ---------      -----
Outstanding at end of
 year...................   510,197      $1.18       987,300      $1.20      1,701,357      $1.52
                          ========      =====      ========      =====      =========      =====
Options exercisable at
 end of year............   261,543                  471,356                   766,347
                          ========                 ========                 =========
Weighted-average fair
 value of
 options granted during
 the year (all granted
 at fair value for 1997
 and 1998 and all
 granted below fair
 value for 1999)........  $   0.34                 $   0.34                 $    5.10
                          ========                 ========                 =========
Options available for
 grant at end of year...   666,884                  175,755                   270,807
                          ========                 ========                 =========

   The following table summarizes information about stock options outstanding at December 31, 1999:

                                               Weighted-average
                           Options                remaining                 Options
   Exercise price        outstanding           contractual life           exercisable
   --------------        -----------           ----------------           -----------
       $0.02                  6,646                  3.4                      6,646
       $1.01                 14,286                  3.0                     14,286
       $1.20              1,047,399                  6.5                    639,284
       $2.04                612,593                  9.5                    106,131
       $2.75                 20,433                  9.8                        --
                          ---------                                         -------
                          1,701,357                                         766,347
                          =========                                         =======

Deferred Compensation

   During 1999, eMed granted stock options to purchase 179,479 shares of its common stock with an exercise price of $1.20 per share, 631,668 shares of its common stock with an exercise price of $2.04 per share, and 21,475 shares of its common stock with an exercise price of $2.75 per share. eMed recorded deferred compensation relating to these options totaling $3,690,492, representing the differences between the estimated fair value of the common stock on the date of grant and the exercise price. Compensation expense related to these options is being amortized over the related vesting periods. For the year ended December 31, 1999, eMed recorded $653,175 of compensation expense related to these options.

                         eMed Technologies Corporation

   In January 2000, eMed granted stock options to purchase 506,135 shares of its common stock with an exercise price of $2.75 per share. eMed will record deferred compensation relating to these options totaling $4,074,387, representing the differences between the estimated fair value of the common stock on the date of grant and the exercise price.

10. Income Taxes

   Deferred tax assets consist of the following:

                                                             December 31,
                                                         ----------------------
                                                            1998        1999
                                                         ----------  ----------
   Deferred tax assets:
    Net operating loss carryforwards.................... $7,532,342  $8,186,451
    Other...............................................    624,489     601,435
                                                         ----------  ----------
   Deferred tax assets..................................  8,156,831   8,787,986
   Deferred tax asset valuation allowance............... (8,156,831) (8,787,986)
                                                         ----------  ----------
    .................................................... $      --   $      --
                                                         ==========  ==========

   Realization of deferred tax assets is dependent upon the generation of future taxable income. eMed has provided a valuation allowance for the full amount of its deferred tax assets since realization of these future benefits is not sufficiently assured.

   At December 31, 1999, eMed has net operating loss carryforwards of approximately $19,967,000 to offset future federal taxable income. If not utilized, these carryforwards will expire at various dates ranging from 2014 to 2019. Under the provisions of the Internal Revenue Code, certain substantial changes in eMed's ownership may have limited, or may limit in the future, the amount of net operating loss carryforwards which could be used annually to offset future taxable income and income tax liability. The amount of any annual limitation is determined based upon eMed's value prior to an ownership change.

11. 401(k) Plan

   During 1995, eMed established a defined contribution savings plan under
Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. eMed contributions to the plan may be made at the discretion of the Board of Directors. There were no contributions made to the plan by eMed during the years ended December 31, 1997, 1998 and 1999.

                         eMed Technologies Corporation

12. Commitments and Contingencies

Leases

   eMed leases office space and certain fixed assets under noncancelable operating and capital leases. The future minimum lease commitments under all noncancelable leases at December 31, 1999 are as follows:

                                                              Operating  Capital
                                                                Lease    Leases
                                                              ---------- -------
   2000...................................................... $  695,481 $6,966
   2001......................................................    695,481    --
   2002......................................................    564,468    --
                                                              ---------- ------
   Total minimum lease payments.............................. $1,955,430  6,966
                                                              ==========
   Less--amount representing interest........................               608
                                                                         ------
   Present value of minimum lease payments...................            $6,358
                                                                         ======

   Total rent expense under noncancelable operating leases was approximately $287,000, $562,000 and $773,000 in 1997, 1998 and 1999, respectively.

Legal Proceedings

   eMed is from time to time subject to legal proceedings and claims which arise in the normal course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on eMed's financial position or results of operations.

   eMed has initiated a lawsuit against B&L Medical, a terminated distributor, claiming copyright and trademark infringement by B&L Medical. A preliminary injunction has been entered by consent of the parties. B&L Medical has filed a counterclaim for $500,000, although the basis for this counterclaim is not clear from B&L Medical's papers. eMed believes that B&L Medical's counterclaim is without merit and intends to defend this counterclaim vigorously. Although eMed cannot give any assurance as to the probable outcome, the Company does not believe that the outcome of this counterclaim will have a material adverse effect on its financial statements.

                       Report of Independent Accountants

To the Board of Directors and Stockholders of eMed Technologies Corporation:

In our opinion, the accompanying balance sheet and the related statements of operations and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of E-Systems Medical Electronics (a division of Raytheon E-Systems, Inc.) at December 31, 1997 and November 23, 1998 and the results of its operations and its cash flows for the year ended December 31, 1997 and for the period from January 1, 1998 through November 23, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Boston, Massachusetts
August 9, 1999

                         E-Systems Medical Electronics
                    (a division of Raytheon E-Systems, Inc.)

                                 Balance Sheet

                                                    December 31,  November 23,
                                                        1997          1998
                                                    ------------  ------------
Assets
Current assets:
  Cash............................................. $     90,888  $      1,009
  Accounts receivable, net of allowance for
   doubtful accounts of $46,000 and $150,000 at
   December 31, 1997 and November 23, 1998,
   respectively....................................    2,978,522     2,332,937
  Inventories......................................    1,175,196     2,430,573
  Prepaid expenses and other current assets........      363,432        54,653
                                                    ------------  ------------
    Total current assets...........................    4,608,038     4,819,172
Fixed assets, net..................................      681,576       205,398
Other assets.......................................       37,200           --
                                                    ------------  ------------
    Total assets................................... $  5,326,814  $  5,024,570
                                                    ============  ============
Liabilities and Accumulated Deficit
Current liabilities:
  Accounts payable................................. $  1,363,258  $  1,156,310
  Accrued employee benefits........................      253,010       161,798
  Accrued warranty.................................      200,000       200,000
  Other accrued expenses...........................      575,679       390,958
  Deferred revenue.................................      465,322       432,035
                                                    ------------  ------------
    Total current liabilities......................    2,857,269     2,341,101
Long-term payable to Raytheon......................   29,993,246    36,213,392
                                                    ------------  ------------
    Total liabilities..............................   32,850,515    38,554,493
Commitments (Note 7)
Accumulated deficit................................  (27,523,701)  (33,529,923)
                                                    ------------  ------------
    Total liabilities and accumulated deficit...... $  5,326,814  $  5,024,570
                                                    ============  ============


   The accompanying notes are an integral part of these financial statements.

                         E-Systems Medical Electronics
                    (a division of Raytheon E-Systems, Inc.)

                Statement of Operations and Accumulated Deficit

                                                                   Period from
                                                                 January 1, 1998
                                                    Year ended       through
                                                   December 31,   November 23,
                                                       1997           1998
                                                   ------------  ---------------
Revenue........................................... $ 15,006,266   $ 11,217,121
Cost of revenue...................................   16,055,320      9,928,411
                                                   ------------   ------------
  Gross margin....................................   (1,049,054)     1,288,710
                                                   ------------   ------------
Operating expenses:
  Research and development........................    2,369,445      3,365,301
  Sales and marketing.............................    3,145,504      2,599,950
  General and administrative......................    2,277,301      1,323,836
                                                   ------------   ------------
    Total operating expenses......................    7,792,250      7,289,087
                                                   ------------   ------------
Loss from operations..............................   (8,841,304)    (6,000,377)
Other expense.....................................      (80,895)        (5,845)
                                                   ------------   ------------
  Net loss........................................   (8,922,199)    (6,006,222)
Accumulated deficit, beginning of period..........  (18,601,502)   (27,523,701)
                                                   ------------   ------------
Accumulated deficit, end of period................ $(27,523,701)  $(33,529,923)
                                                   ============   ============


   The accompanying notes are an integral part of these financial statements.

                         E-Systems Medical Electronics
                    (a division of Raytheon E-Systems, Inc.)

                            Statement of Cash Flows
                          Increase (Decrease) in Cash

                                                                  Period from
                                                                January 1, 1998
                                                   Year ended       through
                                                  December 31,   November 23,
                                                      1997           1998
                                                  ------------  ---------------
Cash flows from operating activities:
 Net loss........................................ $ (8,922,199)  $ (6,006,222)
 Adjustments to reconcile net loss to net cash
  (used in) provided by operating activities:
  Depreciation...................................      649,650        517,453
  Loss on disposal of fixed assets...............          --           3,730
  Allocation of costs by Raytheon................    5,057,882      3,551,205
  Changes in operating assets and liabilities:
   Accounts receivable...........................    2,132,522        645,585
   Inventories...................................      834,282     (1,255,377)
   Prepaid expenses and other current assets.....     (346,327)       308,779
   Accounts payable..............................      815,510       (206,948)
   Accrued employee benefits.....................       23,112        (91,212)
   Accrued warranty..............................      118,300            --
   Other accrued expenses........................      463,955       (184,721)
   Deferred revenue..............................     (611,628)       (33,287)
   Cash provided by Raytheon.....................   18,406,307     15,008,634
   Cash remitted to Raytheon.....................  (17,222,106)   (12,339,693)
                                                  ------------   ------------
    Net cash (used in) provided by operating
     activities..................................    1,399,260        (82,074)
                                                  ------------   ------------
Cash flows from investing activities:
 Purchases of fixed assets.......................     (629,604)       (45,005)
 Change in other assets..........................      (37,200)        37,200
                                                  ------------   ------------
    Net cash used in investing activities........     (666,804)        (7,805)
                                                  ------------   ------------
Cash flows from financing activities:
 Cash paid in reorganization (Note 1)............   (9,545,942)           --
                                                  ------------   ------------
Decrease in cash.................................   (8,813,486)       (89,879)
Cash, beginning of period........................    8,904,374         90,888
                                                  ------------   ------------
Cash, end of period.............................. $     90,888   $      1,009
                                                  ============   ============
Supplemental cash flow disclosure:

   No cash was paid for interest or taxes for the year ended December 31, 1997 or for the period from January 1, 1998 through November 23, 1998.

   The accompanying notes are an integral part of these financial statements.

     E-Systems Medical Electronics (a division of Raytheon E-Systems, Inc.)

                         Notes to Financial Statements

1. Organization and Nature of Business

   E-Systems Medical Electronics markets and sells electronic medical imaging systems and provides related services to healthcare providers primarily within the United States. E-Systems Medical Electronics operates in one business segment.

   E-Systems Medical Electronics was established as a wholly owned subsidiary of E-Systems. In 1995, E-Systems was acquired by Raytheon Company ("Raytheon") and subsequently became Raytheon E-Systems, Inc., a wholly owned subsidiary of Raytheon. In February 1997, E-Systems Medical Electronics was reorganized as a division of Raytheon E-Systems, Inc. As part of the reorganization, the assets, liabilities and capital of E-Systems Medical Electronics were transferred to Raytheon E-Systems, Inc. E-Systems Medical Electronics operated as a division of Raytheon E-Systems, Inc. from the date of transfer through November 23, 1998.

2. Summary of Significant Accounting Policies

Cash

   E-Systems Medical Electronics maintains minimal levels of cash. Cash needs are funded by Raytheon and cash receipts are remitted to Raytheon on a regular basis.

Fair Value of Financial Instruments

   The carrying amount of E-Systems Medical Electronics's financial instruments, which include cash, accounts receivable, accounts payable, accrued expenses and long-term payable, approximate their fair values at December 31, 1997 and November 23, 1998.

Revenue Recognition, Significant Customers and Concentration of Credit Risk

   Revenue from the sale of electronic medical imaging systems and equipment is recognized upon shipment to the customer provided that the risk of loss has passed to the customer and collection of the related receivable is probable. Service revenue, consisting of installation, training, and support services, is recognized as the work is performed.

   Financial instruments that potentially expose E-Systems Medical Electronics to concentration of credit risk include accounts receivable. E-Systems Medical Electronics performs ongoing evaluations of customers' financial condition and does not generally require collateral. At December 31, 1997 and November 23, 1998, accounts receivable from one customer accounted for 13% and 26%, respectively, of the total amounts due to E-Systems Medical Electronics.

   In 1997, sales with two customers accounted for approximately 15% and 11% of E-Systems Medical Electronics's total revenue. In 1998, sales with one customer accounted for approximately 12% of E-Systems Medical Electronics's total revenue.

Inventories

   Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out (FIFO) method.

     E-Systems Medical Electronics (a division of Raytheon E-Systems, Inc.)

Fixed Assets

   Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Repair and maintenance costs are expensed as incurred.

Advertising Costs

   Advertising costs are charged to operations as incurred. Advertising costs were approximately $121,000 and $32,000 in the year ended December 31, 1997 and the period ended November 23, 1998, respectively.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

   As a division of Raytheon, E-Systems Medical Electronics does not operate as a stand-alone taxable entity; however, for purposes of these financial statements, income tax information has been calculated in accordance with Statement of Accounting Standards No. 109, "Accounting for Income Taxes", as if E-Systems Medical Electronics were a stand-alone taxable entity (Note 6).

Recently Issued Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. In June 1999, the FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133 for one year. SFAS No. 133 is now effective for all fiscal quarters of fiscal years beginning after June 15, 2000. E-Systems Medical Electronics does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

   In April 1998, the AcSEC issued SoP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to the opening of a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. SoP 98-5 requires that the cost of start-up activities be expensed as incurred. SoP 98-5 is effective for E-Systems Medical Electronics beginning in 1999, and E-Systems Medical Electronics does not expect adoption of this SoP to have a material effect on its financial position or results of operations.

     E-Systems Medical Electronics (a division of Raytheon E-Systems, Inc.)

3. Inventories

                                           December 31, 1997 November 23, 1998
                                           ----------------- -----------------
     Raw materials and purchased
      components..........................    $1,053,037        $2,430,573
     Work-in-process......................        91,646               --
     Finished goods.......................        30,513               --
                                              ----------        ----------
                                              $1,175,196        $2,430,573
                                              ==========        ==========

4. Fixed Assets

                                  Estimated
                             Useful life (years) December 31, 1997 November 23, 1998
                             ------------------- ----------------- -----------------
   Furniture and fixtures..            5            $   70,330        $   63,156
   Office equipment and
    computers..............            3               613,085           620,720
   Electronic imaging
    equipment..............            3             2,368,227         2,231,065
                                                    ----------        ----------
                                                     3,051,642         2,914,941
   Less -- Accumulated
    depreciation...........                          2,370,063         2,709,543
                                                    ----------        ----------
                                                    $  681,579        $  205,398
                                                    ==========        ==========

5. Intercompany Transactions

   E-Systems Medical Electronics had a liability due to Raytheon in the amount of $29,993,246 and $36,213,392 at December 31, 1997 and November 23, 1998,
respectively. The average balance of the liability due to Raytheon during the year ended December 31, 1997 and the period ended November 23, 1998 was $29,303,294 and $32,377,065, respectively. The liability due to Raytheon results from cash transfers between E-Systems Medical Electronics and Raytheon and the allocation of costs to E-Systems Medical Electronics consisting of direct costs, such as insurance premiums, payroll services and legal services, and other allocated services. Other allocated services consist of indirect costs related to E-Systems Medical Electronics, such as corporate governance and other general and administrative activities. Such allocations are based upon estimated support provided to E-Systems Medical Electronics. Management believes these estimates are reasonable. No interest has been charged on intercompany liabilities.

   The following table summarizes intercompany transactions during the year ended December 31, 1997 and the period January 1, 1998 through November 23, 1998

   Balance at December 31, 1996................................. $ 23,751,163
     Allocation of costs to E-Systems Medical Electronics.......    5,057,882
     Cash transferred from Raytheon to E-Systems Medical
      Electronics...............................................   18,406,307
     Cash transferred from E-Systems Medical Electronics to
      Raytheon..................................................  (17,222,106)
                                                                 ------------
   Balance at December 31, 1997.................................   29,993,246
     Allocation of costs to E-Systems Medical Electronics.......    3,551,205
     Cash transferred from Raytheon to E-Systems Medical
      Electronics...............................................   15,008,634
     Cash transferred from E-Systems Medical Electronics to
      Raytheon..................................................  (12,339,693)
                                                                 ------------
   Balance at November 23, 1998................................. $ 36,213,392
                                                                 ============

    E-Systems Medical Electronics (a division of Raytheon E-Systems, Inc.)

6. Income Taxes

   Deferred tax assets are comprised of the following:

                                                     December 31,  November 23,
                                                         1997          1998
                                                     ------------  ------------
   Deferred tax assets:
     Net operating loss carryforwards............... $ 6,062,000   $ 8,482,000
     Other..........................................      19,000        62,000
                                                     -----------   -----------
   Deferred tax assets..............................   6,081,000     8,544,000
   Deferred tax asset valuation allowance...........  (6,081,000)   (8,544,000)
                                                     -----------   -----------
                                                     $       --    $       --
                                                     ===========   ===========

   Realization of deferred tax assets is dependent upon the generation of future taxable income. E-Systems Medical Electronics has provided a valuation allowance for the full amount of its deferred tax assets since realization of these future benefits is not sufficiently assured.

7. Commitments

Leases

   E-Systems Medical Electronics leases office space under noncancelable operating leases. Future minimum lease payments under these leases are as follows:

   Year ending
   December 31,
   ------------
     1999.............................................................. $73,191
     2000..............................................................  20,483
     2001..............................................................     274
                                                                        -------
       Total minimum lease payments.................................... $93,948
                                                                        =======

   Total rent expense was approximately $579,348 and $538,683 in 1997 and 1998, respectively.

8. Subsequent Event

   On November 23, 1998, E-Systems Medical Electronics was purchased by eMed Technologies Corporation for $3,200,000. The acquisition was funded by a $2,200,000 note payable to Raytheon and $1,000,000 in cash.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

   The following unaudited pro forma statement of operations gives effect to the acquisition by eMed Technologies Corporation ("eMed") of E-Systems Medical Electronics, a division of Raytheon E-Systems, Inc., in a transaction accounted for as a purchase. The unaudited pro forma statement of operations is based on the individual statements of operations of eMed and E-Systems Medical Electronics appearing elsewhere in this registration statement, and combines the results of operations of eMed and of E-Systems Medical Electronics (acquired by eMed as of November 23, 1998) for the year ended December 31, 1998 as if the acquisition occurred on January 1, 1998. The unaudited pro forma statement of operations for the year ended December 31, 1998 should be read in conjunction with the historical financial statements and notes thereto of eMed and E-Systems Medical Electronics included elsewhere in this registration statement.

   The pro forma information is presented for illustrative purposes only and is not indicative of the operating results that would have occurred had the acquisition been consummated at the beginning of the period presented, nor is it indicative of future operating results.

                   Pro Forma Combined Statement of Operations
                          Year ended December 31, 1998
                                  (Unaudited)

                                        E-Systems
                                         Medical     Pro forma     Pro forma
                             eMed      Electronics  Adjustments     Combined
                          -----------  -----------  -----------   ------------
Revenue.................  $12,594,167  $11,217,121  $(3,103,244)a $ 20,708,044
Cost of Revenue.........    8,976,139    9,928,411   (3,093,517)a   15,811,033
                          -----------  -----------  -----------   ------------
  Gross margin..........    3,618,028    1,288,710       (9,727)     4,897,011
                          -----------  -----------  -----------   ------------
Operating expenses:
  Research and develop-
   ment.................    2,361,430    3,365,301          --       5,726,731
  Sales and marketing...    3,498,169    2,599,950          --       6,098,119
  General and adminis-
   trative..............    2,722,340    1,323,836        7,704 b    4,053,880
                          -----------  -----------  -----------   ------------
    Total operating ex-
     penses.............    8,581,939    7,289,087        7,704     15,878,730
                          -----------  -----------  -----------   ------------
Loss from operations....   (4,963,911)  (6,000,377)     (17,431)   (10,981,719)
Interest expense, net...     (105,611)         --      (321,056)c     (426,667)
Other expense...........      (43,432)      (5,845)         --         (49,277)
                          -----------  -----------  -----------   ------------
  Net loss..............  $(5,112,954) $(6,006,222) $  (338,487)  $(11,457,663)
                          ===========  ===========  ===========   ============
Pro forma basic and di-
 luted net loss per
 share..................  $    (11.70)         --           --    $     (26.22)
Shares used in computing
 pro forma basic
and diluted net loss per
 share..................      436,949          --           --         436,949

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (unaudited)

   The unaudited pro forma combined statement of operations gives effect to the following pro forma adjustments necessary to reflect the acquisition as if it had occurred on January 1, 1998:

  a. Elimination of revenue and cost of revenue directly associated with certain assets acquired by eMed as part of E-Systems Medical Electronics and classified as assets held for sale by eMed at December 31, 1998. These assets were subsequently sold in February 1999.

  b. Additional amortization of goodwill on a straight-line basis over 10 years.

  c. Increase in interest expense on debt incurred in connection with the acquisition of E-Systems Medical Electronics. A change in the interest rate on variable rate debt by 1/8% would not have a material effect on the pro forma combined statement of operations.

                              [Inside Back Cover]

                                    [eMed
                                 TECHNOLOGIES
                                     LOGO]


                          Providing Web Services....

                     [picture of eMed.net desktop display
                              of radiology study]

                          ... and the Communications
                                Infrastructure

         [picture of image                          [picture of home
        acquisition device]                          viewing device]

         Image Acquisition                            Home Viewing



                               [picture of two
                             people working at a
                              desk top computer]

                                   Support

           [picture of a                               [picture of
          high resolution,                           electronic image
         diagnostic viewer]                          archive device]

         Diagnostic Reading                        Storage and Archival

                              for Medical Imaging

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
      , 2000

                         eMed Technologies Corporation

                                 Shares of Common Stock

                             ---------------------
                                  PROSPECTUS
                             ---------------------

                         Donaldson, Lufkin & Jenrette

                                   SG Cowen

                                 Wit SoundView

                                DLJdirect Inc.

-------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Until    , 2000 (25 days after the date of this prospectus), all dealers that affect transactions in these securities may be required to deliver a prospectus. This is an addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

   Item                                                                 Amount
   ----                                                                 -------
   Securities and Exchange Commission Registration Fee................. $12,144
   National Association of Securities Dealers Filing Fee...............       *
   Nasdaq National Market Listing Fee..................................       *
   Blue Sky Fees and Expenses..........................................       *
   Transfer Agent and Registrar Fees...................................       *
   Accounting Fees and Expenses........................................       *
   Legal Fees and Expenses.............................................       *
   Printing Expenses...................................................       *
   Miscellaneous.......................................................       *
                                                                        -------
     Total............................................................. $     *
                                                                        =======

---------------------
* To be filed by amendment

Item 14. Indemnification of Directors and Officers

   The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. The Amended and Restated By-Laws provide that the Registrant shall indemnify its directors to the full extent permitted by the laws of the State of Delaware. Each of the Registrant's Directors has entered into an agreement with the Registrant whereby the Registrant has agreed to indemnify such Director to the full extent permitted by the laws of the State of Delaware.

Item 15. Recent Sales of Unregistered Securities

   The following information is furnished with regard to all Securities sold by the Registrant within the past three years which were not registered under the Securities Act.

  (a) From January 31, 1997 to January 31, 2000, the Registrant issued a total of 152,496 shares of common stock for an aggregate consideration of $188,759 pursuant to the exercise of stock options and warrants by employees, directors, consultants and their affiliates.

  (b) In June 1997, the Registrant sold $1,500,000 in principal amount of convertible subordinated notes for aggregate proceeds of $1,500,000. These notes were issued to Delphi

  Ventures III, L.P., Seaflower Health and Technology Fund, LLC and other private investors. These notes were automatically convertible, upon the Registrant's sale of new equity securities for gross proceeds of at least $1,500,000, into securities having the same price and terms as the new equity securities. Purchasers of the notes also received warrants to purchase an additional amount of the new equity securities having an aggregate purchase price of 30% of the amount of the purchaser's note, at the same price that such new equity securities were issued to other investors. The notes had a maturity date of October 31, 1997 and bore interest at the rate of 6% per annum. Accrued interest converted on the same terms as the principal amount of the notes. In September 1997, these notes were automatically converted into 1,384,460 shares of Series J preferred stock at a conversion price of $1.10 per share of Series J preferred stock. The warrants issued with the notes became warrants to purchase 409,091 shares of Series J preferred stock at an exercise price of $1.10 per share. The Series J preferred stock will be converted into 3,221,179 shares of common stock and the Series J warrants will become warrants to purchase 170,449 shares of common stock upon the closing of this offering.

  (c) In September through December of 1997, the Registrant sold an aggregate of 6,346,449 shares of Series J preferred stock (excluding the shares issued upon the conversion of the notes described above) for aggregate proceeds of $6,981,094. These shares were issued to Bedrock Capital Partners, Pacific Venture Group, L.P., Bessemer Venture Partners IV L.P., and other private investors.

  (d) In July 1998, various investors entered into commitments with the Registrant to purchase shares of Series K preferred stock for an aggregate price of $2,500,000 if the Registrant notified them of its election to sell the shares. The investors who made these commitments also received warrants to purchase in the aggregate 201,388 shares of common stock at an exercise price of $.02 per share as consideration for their commitments.

  In January 1999, the Registrant elected to draw upon the initial investors' commitments to purchase Series K preferred stock and sold additional shares of Series K preferred stock together with warrants to purchase additional shares of our common stock at an exercise price of $.02 per share to other investors. In the aggregate (including the securities discussed in the preceding paragraph), the Registrant issued 2,500,000 shares of Series K preferred stock together with warrants to purchase 281,916 shares of common stock for proceeds of $3,500,000. These shares and warrants were issued to Bedrock Capital Partners, Pacific Venture Group, L.P., Delphi Ventures III, L.P., Seaflower Bioventure Fund II, LLC, Bessemer Venture Partners IV L.P., and other private investors.

  In May 1999, the Registrant sold 1,642,856 additional shares of Series K preferred stock and warrants to purchase an additional 185,270 shares of common stock for aggregate proceeds of $2,300,000. These shares and warrants were issued to Zero Stage Capital VI, L.P. and other private investors.

   All of the above securities were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of the Securities and Exchange Commission promulgated thereunder, as transactions by an issuer not involving a public offering.

16. Exhibits and Financial Statement Schedules

   The following is a list of exhibits filed as a part of this registration statement.

   (a) Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
  1      Form of underwriting agreement.*
  2      Acquisition Agreement dated as of November 23, 1998 by and between
         Raytheon E-Systems, Inc. and the Registrant.
  3.1    Form of Amended and Restated Certificate of Incorporation.
  3.2    Form of Amended and Restated By-Laws.
  4.1    Specimen Certificate for Common Stock.*
  5      Opinion of Ropes & Gray.*
 10.1    eMed 1994 Stock Plan.
 10.2    Securities Purchase Agreement dated as of September 30, 1997 between the Registrant and each of the investors named therein.
 10.3    Investors Rights Agreement dated as of September 30, 1997 among the
         Registrant and each of the holders of the Company's Series J Preferred
         Stock parties thereto.
 10.4    Amendment No. 1 dated as of November 13, 1997 to the Investors Rights
         Agreement.
 10.5    Securities Purchase Agreement dated as of July 28, 1998 between the
         Registrant and each of the investors named therein.
 10.6    Amendment to Securities Purchase Agreement dated as of January 14,
         1999.
 10.7    Securities Purchase Agreement dated as of January 20, 1999 between the
         Registrant and each of the investors named therein.
 10.8    Amendment to the Securities Purchase Agreement dated as of May 7,
         1999.
 10.9    Registration Rights Agreement dated as of July 28, 1998 between the
         Registrant and the parties named therein.
 10.11   Commercial Lease as of September 26, 1997 by and between Hartwell
         Group LLC and the Registrant.
 10.12   Amendment 1 to Commercial Lease dated as of November 28, 1997.
 10.13   Employment Agreement dated as of March 31, 1999 by and between Scott
         S. Sheldon and the Registrant.
 10.14   Employment Agreement dated as of April 30, 1999 by and between Howard
         Pinsky and the Registrant.
 10.15   Form of Director Indemnity Agreement.
 10.16   Form of Director Work Product Agreement.
 10.17   Form of Director Confidentiality Agreement.

 Exhibit
 Number                                Description
 -------                               -----------
 10.18   Form of Common Stock Warrant.
 10.19   Form of Series K Common Stock Warrant.
 10.20   Form of Series J Preferred Warrant.
 10.21   Web Software Licensing and Development Agreement dated as of September
         10, 1999 between the Registrant and AWARE, Inc.+
 10.22   Software Licensing and Development Agreement dated as of May 30, 1997 between the Registrant and AWARE, Inc.+
 10.23   Amended and Restated Reseller Agreement dated as of May 30, 1997 between the Registrant and ISG Technologies, Inc.+
 10.24   Amendment No. 1 to Amended and Restated Reseller Agreement dated as of
         April 30, 1998 between the Registrant and ISG Technologies, Inc.+
 10.25   Letter Agreement dated as of December 29, 1998 between the Registrant and ISG Technologies, Inc.+
 10.26   Access Radiology Corporation Confidentiality Agreement dated as of
         March 31, 1995 between the Registrant and ISG Technologies, Inc.
 10.27   OEM Development Software Agreement dated as of November 9, 1995 between the Registrant and Mitra Imaging Incorporated.+
 10.28   Amendment to OEM Development Software Agreement dated as of May 20,
         1995 between the Registrant and Mitra Imaging Incorporated.+
 10.29   Amendment to OEM Development Software Agreement dated as of April 28,
         1999 between the Registrant and Mitra Imaging Incorporated.+
 10.30   Letter Agreement dated as of October 13, 1999 between ISG
         Technologies, Inc. and the Registrant.
 10.31   Employment Agreement dated as of January 14, 2000 between Caren Mason and the Registrant.
 23.1    Consent of Ropes & Gray (Exhibit 5).*
 23.2    Consent of PricewaterhouseCoopers LLP.
 23.3    Consent of PricewaterhouseCoopers LLP.
 24      Power of Attorney (included on page II-5).
 27.1    Financial Data Schedule.

---------------------
* To Be Filed By Amendment
+ Portions have been omitted pursuant to a request for confidential treatment dated February 25, 2000

   (b) Financial Statement Schedules

   Schedule II--Valuation and Qualifying Accounts.

                                Balance at                           Balance at
                               beginning of Charged to                 end of
Description                       period    Operations Deductions(1)   period
-----------                    ------------ ---------- ------------- ----------
Year ended December 31, 1997
 Reserves and allowances
  deducted from
  asset accounts..............
  Allowance for doubtful
   accounts...................   $ 25,000     10,000          --      $ 35,000
Year ended December 31, 1998
 Reserves and allowances
  deducted from
  asset accounts .............
  Allowances for doubtful
   accounts ..................   $ 35,000    460,000       (7,927)    $487,073
Year ended December 31, 1999
 Reserves and allowances
  dededucted from
  asset accounts .............
  Allowances for doubtful
   accounts ..................   $487,073    289,610     (316,677)    $460,006

---------------------
   (1) Uncollectible accounts written off.

   All other schedules are omitted because they are not applicable or the required information is shown in the other Financial Statements or Notes thereto.

                       Report of Independent Accountants
                         Financial Statement Schedules

To the Board of Directors and Stockholders of eMed Technologies Corporation

   Our audits of the financial statements referred to in our report dated February 24, 2000 appearing in the Prospectus constituting part of this Registration Statement on Form S-1 of eMed Technologies Corporation also included an audit of the financial statement schedules listed in Item 16(b) of this Registration Statement. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 24, 2000

Item 17. Undertakings

   (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14--Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the purchase agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, MA on this 25th day of February, 2000.


                                          eMed Technologies Corporation

                                                      /s/ Caren Mason
                                          By: _________________________________
                                                        Caren Mason
                                                  Chief Executive Officer

                               Power of Attorney

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Caren Mason, Scott S. Sheldon and Gary Lortie, jointly and severally, with full power to each, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person(s) so acting deems appropriate, and appoints each of such persons, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therein.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----
           /s/ Caren Mason             Chief Executive Officer     February 25, 2000
______________________________________
             Caren Mason

         /s/ Scott S. Sheldon          President and Director      February 25, 2000
______________________________________
           Scott S. Sheldon

          /s/ Gary A. Lortie           Chief Financial Officer     February 25, 2000
______________________________________
            Gary A. Lortie

       /s/ James J. Bochnowski         Director                    February 25, 2000
______________________________________
         James J. Bochnowski

              Signature                          Title                   Date
              ---------                          -----                   ----
          /s/ Thomas B. Neff           Director                    February 25, 2000
______________________________________
            Thomas B. Neff

          /s/ Thomas O. Pyle           Director                    February 25, 2000
______________________________________
            Thomas O. Pyle

          /s/ Ralph C. Sabin           Director                    February 25, 2000
______________________________________
            Ralph C. Sabin

       /s/ Michael Schmertzler         Director                    February 25, 2000
______________________________________
         Michael Schmertzler

        /s/ Donald E. Strange          Director                    February 25, 2000
______________________________________
          Donald E. Strange

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
  1      Form of underwriting agreement.*
  2      Acquisition Agreement dated as of November 23, 1998 by and between
         Raytheon E-Systems, Inc. and the Registrant.
  3.1    Form of Amended and Restated Certificate of Incorporation.
  3.2    Form of Amended and Restated By-Laws.
  4.1    Specimen Certificate for Common Stock.*
  5      Opinion of Ropes & Gray.*
 10.1    eMed 1994 Stock Plan.
 10.2    Securities Purchase Agreement dated as of September 30, 1997 between the Registrant and each of the investors named therein.
 10.3    Investors Rights Agreement dated as of September 30, 1997 among the
         Registrant and each of the holders of the Company's Series J Preferred
         Stock parties thereto.
 10.4    Amendment No. 1 dated as of November 13, 1997 to the Investors Rights
         Agreement.
 10.5    Securities Purchase Agreement dated as of July 28, 1998 between the
         Registrant and each of the investors named therein.
 10.6    Amendment to Securities Purchase Agreement dated as of January 14,
         1999.
 10.7    Securities Purchase Agreement dated as of January 20, 1999 between the
         Registrant and each of the investors named therein.
 10.8    Amendment to the Securities Purchase Agreement dated as of May 7,
         1999.
 10.9    Registration Rights Agreement dated as of July 28, 1998 between the
         Registrant and the parties named therein.
 10.11   Commercial Lease as of September 26, 1997 by and between Hartwell
         Group LLC and the Registrant.
 10.12   Amendment 1 to Commercial Lease dated as of November 28, 1997.
 10.13   Employment Agreement dated as of March 31, 1999 by and between Scott
         S. Sheldon and the Registrant.
 10.14   Employment Agreement dated as of April 30, 1999 by and between Howard
         Pinsky and the Registrant.
 10.15   Form of Director Indemnity Agreement.
 10.16   Form of Director Work Product Agreement.
 10.17   Form of Director Confidentiality Agreement.
 10.18   Form of Common Stock Warrant.
 10.19   Form of Series K Common Stock Warrant.
 10.20   Form of Series J Preferred Warrant.

 Exhibit
 Number                                Description
 -------                               -----------
 10.21   Web Software Licensing and Development Agreement dated as of September
         10, 1999 between the Registrant and AWARE, Inc.+
 10.22   Software Licensing and Development Agreement dated as of May 30, 1997 between the Registrant and AWARE, Inc.+
 10.23   Amended and Restated Reseller Agreement dated as of May 30, 1997 between the Registrant and ISG Technologies, Inc.+
 10.24   Amendment No. 1 to Amended and Restated Reseller Agreement dated as of
         April 30, 1998 between the Registrant and ISG Technologies, Inc.+
 10.25   Letter Agreement dated as of December 29, 1998 between the Registrant and ISG Technologies, Inc.+
 10.26   Access Radiology Corporation Confidentiality Agreement dated as of
         March 31, 1995 between the Registrant and ISG Technologies, Inc.
 10.27   OEM Development Software Agreement dated as of November 9, 1995 between the Registrant and Mitra Imaging Incorporated.+
 10.28   Amendment to OEM Development Software Agreement dated as of May 20,
         1995 between the Registrant and Mitra Imaging Incorporated.+
 10.29   Amendment to OEM Development Software Agreement dated as of April 28,
         1999 between the Registrant and Mitra Imaging Incorporated.+
 10.30   Letter Agreement dated as of October 13, 1999 between ISG
         Technologies, Inc. and the Registrant.
 10.31   Employment Agreement dated as of January 14, 2000 between Caren Mason and the Registrant.
 23.1    Consent of Ropes & Gray (Exhibit 5).*
 23.2    Consent of PricewaterhouseCoopers LLP.
 23.3    Consent of PricewaterhouseCoopers LLP.
 24      Power of Attorney (included on page II-5).
 27.1    Financial Data Schedule.

---------------------
* To Be Filed By Amendment
+ Portions have been omitted pursuant to a request for confidential treatment dated February 25, 2000